UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________________________________________________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
_______________________________________________________________________

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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The RealReal, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TO OUR STOCKHOLDERS:
We are pleased to invite you to attend the 2022 annual meeting of stockholders of The RealReal, Inc., a Delaware corporation, to be held on June 15, 2022 at 9:00 a.m. Pacific Time. The annual meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online.
The annual meeting can be accessed by visiting www.virtualshareholdermeeting.com/real2022. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.
Details regarding admission to the annual meeting and the business to be conducted at the annual meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.
We have elected to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a notice instead of paper copies of this proxy statement and our 2021 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2021 Annual Report and a form of proxy card or voting instruction form. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact and cost of our annual meeting.
Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote by telephone or through the Internet by following the instructions on the notice you received or, if you receive a paper proxy card by mail, by completing and returning the proxy card or voting instruction form mailed to you. Please carefully review the instructions for each of the voting options described in this proxy statement, as well as in the notice you received in the mail.
Thank you for your ongoing support of and continued interest in The RealReal, Inc. We look forward to your participation at the annual meeting.
Sincerely,

/s/ Todd Suko
Todd Suko
Chief Legal Officer and Secretary

THE REALREAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2022
Notice is hereby given that the 2022 annual meeting of stockholders of The RealReal, Inc., a Delaware corporation, will be held on June 15, 2022 at 9:00 a.m. Pacific Time. The annual meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online.
The annual meeting can be accessed by visiting www.virtualshareholdermeeting.com/real2022 and entering the 16-digit control number included in your proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. There is no physical location for the annual meeting.
The purpose of the annual meeting will be the following:
1.    the election of the three Class III directors named in the proxy statement;
2.    the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.    the approval, on an advisory basis, of the compensation of our named executive officers; and
4.    the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.
These items of business are more fully described in the proxy statement accompanying this notice.
Stockholders of record at the close of business on April 18, 2022 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. We expect to commence mailing of a Notice of Internet Availability of Proxy Materials to our stockholders of record containing instructions on how to access the proxy materials on or about May 2, 2022.
YOUR VOTE IS IMPORTANT
You may cast your vote over the Internet, by telephone or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares online during the annual meeting.
Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the annual meeting, regardless of whether you plan to attend the annual meeting.
You can find detailed information regarding voting in the section entitled “Questions and Answers” of the accompanying proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2022
The notice of the annual meeting, proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are available at www.proxyvote.com.
By order of the board of directors,

/s/ Todd Suko
Todd Suko
Chief Legal Officer and Secretary

San Francisco, California
April 29, 2022

i

ii

THE REALREAL, INC.
55 Francisco Street
Suite 600
San Francisco, California 94133
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2022
PROXY STATEMENT
GENERAL INFORMATION
This proxy statement is furnished to stockholders of The RealReal, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by our board of directors (our “Board”) for use at our 2022 annual meeting of stockholders, to be held on June 15, 2022 (the “Annual Meeting”) at 9:00 a.m. Pacific Time, and at any adjournment or postponement thereof. The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. We encourage stockholder participation in the Annual Meeting, which we have designed to promote stockholder engagement. Stockholders will be permitted to ask questions prior to the meeting. You will also be able to listen to the proceedings and cast your vote online.
To help facilitate stockholder participation, we are providing technical support, starting 15 minutes prior to the meeting and for the duration of the meeting. If you encounter any difficulty with the virtual meeting, please go to www.proxyvote.com for assistance.
You can access the Annual Meeting by visiting www.virtualshareholdermeeting.com/real2022 and entering the 16-digit control number included in your proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. There is no physical location for the Annual Meeting. Stockholders may visit www.proxyvote.com to submit questions as well as view the Rules of Conduct for the meeting. Questions must be submitted prior to 8:59 p.m. Pacific Time on June 14, 2022.
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 available to our stockholders electronically via the Internet at www.proxyvote.com. On or about May 2, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”), containing instructions on how to access this proxy statement and vote online or by telephone. If you receive an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.

PROPOSAL ONE
ELECTION OF THE CLASS III DIRECTORS NAMED IN THIS PROXY STATEMENT
General
Our Board currently consists of eight directors, who are divided into three classes with staggered, three-year terms.
At the Annual Meeting, our stockholders will vote to elect the three nominees named in this proxy statement as Class III directors, whose terms will expire at the annual meeting of stockholders to be held in 2025.
Each of our directors, including the director nominees, serves as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.
Our Board nominates Chip Baird, James Miller and Julie Wainwright for election to our Board as Class III directors at the Annual Meeting. The candidacies of Mr. Baird, Mr. Miller and Ms. Wainwright were each considered by our Corporate Governance and Nominating Committee in accordance with our established process for evaluating candidates to serve on our Board.
Our Corporate Governance and Nominating Committee recommended the appointment of Mr. Baird, Mr. Miller and Ms. Wainwright to our Board after considering each of their backgrounds, qualifications and professional experience. Each of Mr. Baird, Mr. Miller and Ms. Wainwright currently serves on our Board, has consented to be named in this proxy statement and has agreed to serve, if elected, until the 2025 annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.
There are no family relationships between or among any of our executive officers, nominees or continuing directors.

Directors
The following table sets forth information with respect to our director nominees for election at the Annual Meeting and continuing directors:

Class III Directors – Nominees for Election at the 2022 Annual Meeting

Name	Age	Director Since	Board Committee(s)

Chip Baird	50	June 2018	Corporate Governance and Nominating Committee* Compensation, Diversity and Inclusion Committee
James Miller	58	May 2019	Audit Committee
Julie Wainwright**	65	March 2011	—

Class I Directors – Continuing Directors, Term Expiring at the 2023 Annual Meeting

Name	Age	Director Since	Board Committee(s)

Caretha Coleman	72	August 2020	Compensation, Diversity and Inclusion Committee*
Karen Katz	65	February 2021	Audit Committee
Carol Melton	67	August 2020	Corporate Governance and Nominating Committee

Class II Directors – Continuing Directors, Term Expiring at the 2024 Annual Meeting

Name	Age	Director Since	Board Committee(s)

Rob Krolik***	53	January 2019	Audit Committee*
Niki Leondakis	61	April 2019	Audit Committee

*    Committee Chair
**    Chair of Our Board
***    Lead Independent Director
Additional biographical descriptions of the director nominees and continuing directors are set forth below. These descriptions include the experience, qualifications, qualities and skills that led to our Board’s conclusion that each director should serve as a member of our Board.

Director Nominees – Class III Directors
Gilbert L. (Chip) Baird III has served on our Board since June 2018. Mr. Baird is a co-founder and managing partner of GreyLion Partners, LP, a middle market private equity firm, which he co-founded in 2020. Prior to GreyLion, Mr. Baird co-founded the middle market private equity group of Perella Weinberg Partners Capital Management in 2012. Mr. Baird has had extensive experience serving as a director of numerous private and public company boards through his investment career. Mr. Baird holds a B.S. in Finance and International Business from the Pennsylvania State University and an M.B.A. from Harvard Business School.
Mr. Baird was selected to serve on our Board because of his experience in finance and capital structure.
James R. Miller has served on our Board since May 2019. Mr. Miller is the Chief Technology Officer at Wayfair, an ecommerce home goods company, and previously served as the Interim Chief Technology Officer at Wayfair from August 2019 to April 2020. Prior to Wayfair, Mr. Miller served as Strategic Advisor of AREVO, a computer software and 3D printing company, from January 2019 to June 2019, and as the Chief Executive Officer of AREVO, from February 2018 to December 2018. Mr. Miller also served as Vice President, Global/Worldwide Operations of Google, an internet service and products company, from July 2010 to February 2018. Mr. Miller currently serves on the boards of Brambles, LTD and on the boards of a number of private companies. He has also previously served on the board of directors of Wayfair Inc. (NYSE: W) from July 2016 to April 2020 and the Corporate Eco Forum, a corporate sustainability organization, from July 2008 to June 2018. Mr. Miller holds a B.S. in aerospace engineering from Purdue University, an M.S. in mechanical engineering from Massachusetts Institute of Technology and an M.B.A. from MIT’s Sloan School of Management.
Mr. Miller was selected to serve on our Board because of his extensive experience in scaling operations in rapidly-growing internet companies.
Julie Wainwright founded The RealReal in March 2011 and has served as our Chief Executive Officer and the Chair of our Board since March 2011. Previously, Ms. Wainwright served as Chief Executive Officer of SmartNow.com, an online health and wellness company, from February 2008 to January 2011, as President and Chief Executive Officer of Bellamax, a photo-editing software company, from August 2003 to November 2006, and as Interim Chief Executive Officer of OntheFrontier, a firm providing strategic consulting for emerging growth countries, from 2001 to 2002. Prior to OntheFrontier, she served as Chief Executive Officer of Pets.com, an online pet supply company, from February 1999 to January 2001. Ms. Wainwright holds a B.S. in General Management from Purdue University.
Ms. Wainwright was selected to serve on our Board because of the perspective and experience she brings as our Chief Executive Officer and as the founder of The RealReal.
Continuing Directors – Class I Directors
Caretha Coleman has served on our Board since August 2020. Ms. Coleman has extensive experience in the technology industry working with start-ups and early-stage ventures in the areas of organizational strategy development, executive coaching and effectiveness. Ms. Coleman previously served as Chief Administration Officer for Interval Research, a Silicon Valley research lab and incubator, from February 1992 to September 1994, with responsibilities for finance, human resources, and facilities. Prior to that, Ms. Coleman served as Chief Human Resources Officer for Software Publishing Corporation, a computer software business, from November 1982 to October 1991, where her leadership was instrumental in pioneering one of the first successful desktop computer software businesses. Ms. Coleman is also an advisor to Illuminate, an early-stage venture capital firm focused on enterprise, cloud and mobile computing as well as Launch with GS, which is led by Goldman Sachs and aims to increase capital and facilitate connections for women, Black, Latinx and other diverse entrepreneurs and investors. Ms. Coleman was also a founding member of The Angels’ Forum, which provided guidance and coaching to entrepreneurs. Ms. Coleman serves on the boards of and advises a number of private companies that have a focus on serving underrepresented populations. Previously, Ms. Coleman chaired the board for Dignity Health (now part of CommonSpirit Health), a nonprofit health system, from 2005 to 2021. Ms. Coleman holds a degree in business from Mount Wachusett Community College.

Ms. Coleman was selected to serve on our Board because of her deep experience in the technology industry, working with early-stage ventures to public companies.
Carol Melton has served on our Board since August 2020. Ms. Melton is currently Chief Executive Officer and Founder of the venture firm Adeft Capital, which she founded in 2018. From 2005 to June 2018, Ms. Melton served as a senior executive at Time Warner Inc., where as Executive Vice President for Global Public Policy she managed interactions with governments worldwide and the policy portfolio for all of its domestic and international operations, including Warner Bros., HBO and Turner. Prior to that, Ms. Melton served in a similar capacity for eight years as Executive Vice President of Global Government Relations at Viacom, helping to lead its original acquisition of CBS Corp in 1999 and managing global government relations for the combined companies. Ms. Melton serves on the board of JBG Smith (NYSE: JBGS) and is Vice Chair and a director of the Economic Club of Washington, D.C. She is a member of the Council on Foreign Relations. Ms. Melton holds a B.A. from Wake Forest University, a Master’s in Journalism and Communication from the University of Florida and a J.D. from the American University Washington College of Law.
Ms. Melton was selected to serve on our Board because of her extensive experience in global public policy.
Karen Katz has served on our Board since February 2021. Ms. Katz served as the Chief Executive Officer of Neiman Marcus Group from October 2010 to February 2018 and on the board of Neiman Marcus Group from February 2018 to January 2020. Ms. Katz currently serves on the board of directors at Under Armour, Inc. (NYSE: UAA, UA) and Humana Inc. (NYSE: HUM) and chairs StreetTrend LLC. Ms. Katz holds a B.A. in Political Science and Government from the University of Texas at Austin and an M.B.A. from the University of Houston.
Ms. Katz was selected to serve on our Board because of her deep experience in luxury and retail.
Continuing Directors – Class II Directors
Robert Krolik has served on our Board since January 2019. Mr. Krolik currently serves as the General Partner and Chief Financial Officer of Burst Capital, a venture capital investment firm, a position he has held since October 2018. Previously, Mr. Krolik served as the Chief Financial Officer of Yelp, an online platform company that connects people with local businesses, from July 2011 to May 2016. Mr. Krolik advises a number of private companies. Mr. Krolik holds a B.B.A. in Finance from the University of Texas at Austin, is an Aspen Institute Finance Fellow and is a certified public accountant (inactive).
Mr. Krolik was selected to serve on our Board because of his experience with rapidly growing technology companies and as the chief financial officer of publicly-traded companies.
Niki Leondakis has served on our Board since April 2019. Ms. Leondakis currently serves as the Chief Executive Officer of CorePower Yoga, the largest yoga studio chain in the United States, a position she has held since January 2020. Previously, Ms. Leondakis served as President of The Wolff Company, a multifamily-focused real estate private equity firm, from February 2019 to January 2020. Prior to that, Ms. Leondakis served as Chief Executive Officer of Equinox Fitness Clubs at Equinox Holdings, a luxury fitness company, from March 2017 to July 2018, as Chief Executive Officer of Commune Hotels and Resorts at Two Roads Hospitality, a lifestyle hotel hospitality company, from November 2012 to March 2017, and as President and Chief Operating Officer of Kimpton Hotels and Restaurants from September 1993 to November 2012. Ms. Leondakis studied Hotel and Restaurant Management at the University of Massachusetts, Amherst.
Ms. Leondakis was selected to serve on our Board because of her executive skills and understanding of quality customer experience.
Recommendation of Our Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE CLASS Ill BOARD NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE
Corporate Governance Highlights

Board Independence and Composition	Board Performance	Policies, Programs and Guidelines

•All directors except our Chief Executive Officer (our “CEO”) are independent
•100% independent committee members
•Executive sessions of independent directors at meetings
•Empowered Lead Independent Director
•Board and committees may engage outside advisers independently

•Annual board, committee and director self-evaluations
•Commitment to continuing director education
•Oversight of key risk areas and certain aspects of risk management efforts
•Oversight of key human capital issues, including diversity and inclusion and executive succession planning

•Robust stock ownership guidelines for directors and executives
•Comprehensive Code of Conduct and Business Ethics and Corporate Governance Guidelines
•Prohibition on hedging and pledging for any officers or directors on a go-forward basis
•Clawback policy

Board Committees
Our Board has established three committees: an audit committee, a compensation, diversity and inclusion committee, and a corporate governance and nominating committee. The composition and responsibilities of each of the committees of our Board are described below. Each of our committees is governed by a written charter that satisfies the applicable Nasdaq listing standards. Copies of the charters for each committee are available on the investor relations page of our website at investor.therealreal.com. Members serve on these committees until their resignation or until otherwise determined by our Board. Our Board may establish other committees as it deems necessary or appropriate from time to time.
The following table provides membership and meeting information for 2021 for each of our committees:

Name	Audit Committee	Compensation, Diversity and Inclusion Committee	Corporate Governance and Nominating Committee

Julie Wainwright**	—	—	—
Chip Baird	—	x	x*
Caretha Coleman	—	x*	—
Karen Katz	x	—	—
Robert Krolik***	x*	—	—
Niki Leondakis	—	x	—
Carol Melton	—	—	x
James Miller	x	—	—
Emma Grede	—	—	x
Mike Kumin	—	x*	—
Total Meetings in 2021	6	5	4

*    Committee Chair (reflects partial years of service)
**    Chair of Our Board
***    Lead Independent Director

Audit Committee
Our audit committee (our “Audit Committee”) consists of Karen Katz, Robert Krolik and James Miller, with Mr. Krolik currently serving as chair. Ms. Leondakis previously served on our Audit Committee until her reassignment to our Compensation, Diversity and Inclusion Committee on August 4, 2021. Our Board determined that all of the members who served on our Audit Committee during 2021 and all of the current members of our Audit Committee are independent within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board also determined that Mr. Krolik is an “audit committee financial expert” as defined by the applicable SEC rules.
Specific responsibilities of our audit committee include:
•overseeing our corporate accounting and financial reporting processes and our internal controls over financial reporting;
•evaluating the independent registered public accounting firm’s qualifications, independence and performance;
•engaging and providing for the compensation of the independent registered public accounting firm;
•pre-approving audit and permitted non-audit and tax services to be provided to us by the independent public accounting firm;
•reviewing our financial statements;
•reviewing our critical accounting policies and estimates and internal controls over financial reporting;
•establishing procedures for complaints received by us regarding accounting, internal controls over financial reporting or auditing matters, including for the confidential anonymous submission of concerns by our employees and periodically reviewing such procedures, as well as any significant complaints received, with management;
•discussing with management and the independent registered public accounting firm the results of the annual audit and the interim reviews of our quarterly financial statements;
•reviewing and approving any transaction between us and any related person (as defined by the Exchange Act) in accordance with the Company’s related party transaction approval policy; and
•such other matters that are specifically designated to our Audit Committee by our Board from time to time.
Compensation, Diversity and Inclusion Committee
Our compensation, diversity and inclusion committee (our "Compensation Committee") consists of Chip Baird, Caretha Coleman and Niki Leondakis, with Ms. Coleman currently serving as chair. Mr. Kumin served as chair of our Compensation Committee until his resignation on August 3, 2021, and Ms. Coleman was appointed as chair at that time. Our Board has determined that each member of our Compensation Committee during 2021 and each current member of our Compensation Committee is independent under the Nasdaq listing standards and is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act.
Specific responsibilities of our Compensation Committee include:
•reviewing and recommending policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the CEO and other senior officers;
•evaluating the performance of the CEO and other senior officers in light of those goals and objectives;
•setting the compensation of, or making recommendations with regard to such compensation to our Board, for the CEO and other senior officers based on such evaluations;

•evaluating and recommending to our Board appropriate compensation for the Company’s non-employee directors, including compensation and expense reimbursement policies for attendance at Board and committee meetings;
•administering the issuance of long-term incentive awards under our equity-based incentive plans;
•reviewing and approving, for the CEO and other senior officers, employment agreements, severance agreements, consulting agreements and change in control or termination agreements;
•reviewing our policies, programs and initiatives focusing on diversity and inclusion with respect to our leadership and workforce; and
•such other matters that are specifically designated to our Compensation Committee by our Board from time to time.
Our Compensation Committee also has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other adviser as it deems appropriate to assist with the execution of its duties and responsibilities as set forth above and in its charter.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2021, our last completed fiscal year, each of Mr. Baird, Ms. Coleman and Ms. Leondakis served on our Compensation Committee. As noted above, Mr. Michael Kumin also served on our Compensation Committee until his resignation on August 3, 2021.
During our last completed fiscal year, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on our Board or Compensation Committee, and no member of our Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.
Corporate Governance and Nominating Committee
Our corporate governance and nominating committee (our "Corporate Governance Committee") consists of Chip Baird, Niki Leondakis and Carol Melton, with Mr. Baird currently serving as chair. Ms. Grede previously served on our Corporate Governance Committee until her resignation on February 8, 2022. Our Board has determined that each member of our Corporate Governance Committee during 2021 and each current member of our Corporate Governance Committee is independent under the applicable Nasdaq listing standards.
Specific responsibilities of our Corporate Governance Committee include:
•identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board;
•reviewing periodically the Company’s policies, programs and initiatives focusing on social responsibility, including environmental and sustainability and social and human rights matters, and providing recommendations to management;
•considering and making recommendations to our Board regarding changes to the size and composition of our Board;
•considering and making recommendations to our Board regarding the composition and chairs of the committees of our Board;
•establishing procedures to exercise oversight of, and oversee the performance evaluation process of, our Board and management;
•overseeing periodic evaluations of the performance of our Board and of our Board’s committees;
•instituting plans or programs for the continuing education of our Board and orientation of new directors;

•developing and making recommendations to our Board regarding corporate governance guidelines and matters and monitoring compliance with such guidelines; and
•such other matters that are specifically designated to our Corporate Governance Committee by our Board from time to time.
In the process of identifying, screening and recommending director candidates to our full Board, our Corporate Governance Committee takes into consideration the needs of our Board and the qualifications of the candidates, such as their general understanding of various business disciplines and the Company’s business environment, their educational and professional background, analytical ability, independence, diversity of experience and viewpoints and their willingness to devote adequate time to Board duties. Our Board evaluates each individual in the context of our Board as a whole with the objective of retaining a group that is best equipped to help ensure that the long-term interests of the stockholders are served. When searching for new directors, our Corporate Governance Committee will actively seek out women and individuals from minority groups to include in the pool from which nominees for our Board are chosen. Our Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Our Corporate Governance Committee will consider director candidates recommended by stockholders on the same basis as it evaluates other nominees for director. In doing so, our Corporate Governance Committee will evaluate director candidates in light of several factors, including the general criteria outlined above. Our Amended and Restated Bylaws (our “Bylaws”) provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures, which are described in the section named “Questions and Answers” under “When are stockholder proposals due for next year’s annual meeting of the stockholders?”
Meetings of Our Board
Our Board held five meetings during the year ended December 31, 2021, in addition to the 15 committee meetings described above. During 2021, each person currently serving as a director attended at least 75% of the aggregate of the total number of meetings of our Board and each committee of which he or she was a member. Each director is also encouraged and expected to attend the Company’s annual meeting. All of our directors attended the 2021 annual meeting of stockholders.
Board Leadership Structure
As outlined in our corporate governance guidelines (our “Corporate Governance Guidelines”), our Board will determine its leadership structure in a manner that it determines to be in the best interests of the Company and its stockholders from time to time in its judgment. If the Chair of our Board is not independent, the non-employee directors of our Board will elect a Lead Independent Director who will lead executive sessions of our Board, have authority to call meetings of the independent directors and engage with the Chair of our Board and CEO to set Board meeting agendas, among other responsibilities.
Julie Wainwright serves as both our CEO and the Chair of our Board. Our Board believes that the combination of these two roles is appropriate at this time for the Company, particularly as it supports more consistent communication and coordination throughout the organization, enhancing the effectiveness of our corporate strategy. Our Board believes that robust, independent Board oversight is essential, and the appointment of Mr. Krolik as an empowered Lead Independent Director supports that important objective.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines, which provide the framework for our corporate governance along with our Amended and Restated Certificate of Incorporation (our “Charter”), Bylaws, committee charters and other key governance practices and policies. Our Corporate Governance Guidelines cover a wide range of subjects, including the conduct of Board meetings, independence and selection of directors, Board membership criteria and Board committee composition. Our Corporate Governance Guidelines can be accessed on our website at investor.therealreal.com.
Stockholder Engagement
Our Board recognizes the value of regular, two-way dialogue with our stockholders. Feedback from our stockholders is integral to our Board’s decision-making process and, accordingly, in late 2020 and early 2021 we invited 48 stockholders who represented more than 70% of our institutional shares outstanding to engage with us. We ultimately held meetings with one quarter of those stockholders, representing approximately 16% of our institutional shares then outstanding.
During these discussions, we gained valuable input from our stockholders on matters including our corporate governance practices, executive compensation program and approaches to sustainability, risk oversight and human capital management. Feedback from our stockholders was shared with our Board and directly informed our implementation of several key governance enhancements in recent years, including our:
•adoption of executive stock ownership guidelines in 2021;
•adoption of a clawback policy in 2021;
•introduction of a new performance based-restricted stock unit program in 2022; and
•commitment to progressing toward corporate governance best practices in 2022.
Each of the changes above is discussed in greater detail under “Compensation Discussion and Analysis” or “Board Declassification and Supermajority Sunset Commitments” later in this proxy statement. We plan to continue our stockholder engagement program under our Board’s oversight to further enhance and deepen our relationships with our stockholders, especially as we continue enhancing the Company’s governance practices.
Any stockholder or other interested party who wishes to communicate with our Board or any individual director may send written communications to our Board or such director c/o Corporate Secretary, The RealReal, Inc., 55 Francisco Street, Suite 600, San Francisco, CA 94133, or via email to ir@therealreal.com. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our Board, based on the subject matter.
Stock Ownership by Directors and Executives
Our Board believes that an ownership stake in the Company strengthens the alignment of interests between directors and executives, on the one hand, and stockholders, on the other hand. As discussed below, in November 2021, we expanded our stock ownership guidelines to include our executives:

Position	Minimum Stock Ownership

Non-Employee Directors	5 times annual cash retainer
CEO	5 times base salary
Other Executives*	3 times base salary

*    Defined as the CEO’s direct reports
Newly appointed directors or executives have five years from the time they are elected, appointed or promoted (or five years from the date of the adoption of this policy, in the case of then-current directors and executives) to meet these guidelines. In the event that a director’s cash retainer or an executive’s base salary increases, he or she will have one year from the date of the base salary increase to meet the increased ownership guidelines. Our Board will evaluate whether exceptions should be made for any director or executive on whom these guidelines would impose a financial hardship.
Oversight of Environmental, Social and Governance (“ESG”) Initiatives
We are committed to conducting business in an environmentally sustainable and socially responsible manner, and to managing the risks and opportunities that arise from ESG issues. We believe that operating in a socially responsible and sustainable manner will drive long-term value creation for the Company and its stockholders. In 2019, we launched a new initiative to enhance ESG policies and disclosures informed by the Sustainability Accounting Standards Board (“SASB”) industry-specific disclosure guidelines. Throughout 2020 and 2021, our management reviewed and updated various ESG policies and processes, which can be located on the investor relations page of our website at investor.therealreal.com/social-impact. Our most recent SASB reporting can also be found on the investor relations page of our website.
We are committed to extending the lifecycle of luxury goods by promoting their recirculation, rather than creating waste. Our sustainability efforts include:
•Carbon Neutral Pledge. In November 2019, we were the first company to take the pledge in the CEO Carbon Neutral Challenge issued by Gucci CEO, Marco Bizzarri. We pledged to be carbon neutral in 2021, and we reached that goal in 2020 (Scope 1, Scope 2 and certain Scope 3 emissions (downstream transportation and distribution, employee travel, purchased goods and services (corrugate), and capital goods (paper))). We engaged an independent third-party to measure our total greenhouse gas (GHG) emissions. Our path to carbon neutrality included implementing reductions and annually offsetting emissions that cannot be eliminated.
•Sustainability Calculator. In 2018, we launched our Sustainability Calculator on National Consignment Day as a tool to quantify the positive impact consignment has on the planet.
•Circular Resource Lab and ReCollection 02. In 2021, we launched our 64-piece apparel collection, which reimagined the unwearable or damaged into unique and premium luxury items. ReCollection 02, the first project from our new Circular ReSource Lab that works to create impactful solutions to the fashion waste crisis, gives new life to clothing that would otherwise likely end up in a landfill. Circular ReSource Lab is a hub for us to test, learn and share to create impactful solutions to the fashion waste crisis.
•National Consignment Day. We founded National Consignment Day as a national recognition day that occurs on the first Monday of October. National Consignment Day celebrates the positive impact consigning has on the environment. We expect to create a National Consignment Day campaign as an opportunity to encourage people to consign.
•Environmental Management System. In 2020, we formed a cross-functional Environmental Management System (also known as our Sustainability Taskforce) to identify projects throughout the organization that have the potential to reduce our environmental impact. The Sustainability Taskforce prioritizes high impact projects, meets bi-weekly and aims to embed a focus on sustainability across the organization. Throughout 2021, we provided regular updates to our executive steering committee on progress toward achieving our goals and initiatives.
•United Nations Climate Change’s Fashion Industry Charter for Climate Action. In April 2019, we became the first company in the resale industry to join the United Nations Climate Change’s Fashion Industry Charter for Climate Action, which aims to limit global warming within the fashion industry and inspire climate action. The charter endeavors to achieve a 50% reduction in carbon emissions in the fashion industry by 2030 and net zero emissions by 2050.
•Repair Program. We have several repair and alteration programs that put our brand’s mission into practice, further extending the life cycle of luxury goods. The repair services help reduce the number of condition-based rejections and create a streamlined process to help keep items in circulation.

Committee Oversight
Our Board and committees provide oversight on ESG matters. As noted above and in the committee charters:
•Our Compensation Committee is responsible for reviewing and recommending to our Board compensation plans, policies and programs intended to attract, retain and appropriately reward employees, as well as providing oversight of the Company’s policies, programs and initiatives focusing on diversity and inclusion.
•Our Corporate Governance Committee provides oversight of the Company’s policies, programs and initiatives focusing on social responsibility, including environmental and sustainability and social and human rights matters.
•Our Audit Committee works closely with our management to discuss current and emerging ESG risks and what steps management is taking to manage and reduce the Company’s exposure to such risks, and reviews the Company’s public filings containing disclosure on these topics.
Oversight of Human Capital
The actions of these committees and the work of our Board and management seek to attract, retain and develop a diverse and inclusive workforce that is motivated to achieve the Company’s business objectives. To satisfy these oversight responsibilities, our committees receive regular updates from management on progress and strategy.
Diversity and Inclusion
Our employees are guided by our mission to empower consignors and buyers to extend the life cycle of luxury goods. We are part of a diverse global community, and we aim to reflect that diversity within our team. We believe diversity and inclusion foster a collaborative culture, which fuels our ability to innovate as we work to create a more sustainable future. We proactively seek feedback and guidance from our employees, whom we see as our partners in building a strong organizational culture.
We work to inspire and empower our employees to think creatively and authentically, share their ideas, bring their whole selves to work, and strive for greatness every day. We are proud to have a diverse team, and we recognize that there is opportunity for us to continue improving representation, particularly among our senior leadership. We support and celebrate all diversity, and are committed to providing an equal employment opportunity regardless of race, color, ancestry, religion, sex, national origin, sexual orientation, age, citizenship, marital status, disability, gender identity or expression, or veteran status. Below is a breakdown of how our team self-identifies as of December 31, 2021 (table does not reflect, of the total individuals surveyed, approximately 3% who chose not to self-identify, approximately 4% who self-identified as two or more races, and approximately 1% who self-identified as Native American):

	All	Corporate	Management	Executives	Board

Black	18%	15%	8%	—	22%
Hispanic/Latinix	29%	12%	17%	—	—
Asian	8%	19%	13%	14%	—
White	36%	45%	55%	79%	78%
Female	66%	65%	63%	53%	67%

In 2021, we developed and launched our current diversity, equity and inclusion (“DEI”) vision and strategy. We aspire to be designers of an equitable future. Creating a more sustainable future by growing the circular economy requires us to bring different perspectives together to solve problems in new, meaningful ways. We believe that a culture of trust, safety and belonging is key to unlocking the power of differences, leading to creative problem solving and high performing teams in order to fuel our purpose and impact. In order to deepen visibility into our workforce data, in 2021 we expanded employee self-reporting options to include gender identity, LGBTQ, veteran and disability status.
In 2021, we continued to develop and grow our six Employee Resource Groups (each, an “ERG”) by developing clear missions, introducing a new leadership structure launching in 2021. In partnership with the DEI team, ERGs led initiatives and programs focused on education, awareness, career development, and social connection. We also enabled pronoun features across our technologies to enhance inclusion of trans and non-binary employees and normalize pronoun sharing.
We provide training on managing bias to managers of people (“People Managers”) and have invested in a DEI learning curriculum to empower employees at all levels with the knowledge and resources to practice inclusion. We also implemented a tool that encourages employees to report bias, discrimination and harassment, or behavior that does not reflect our values and policies, and provide feedback on culture.
In 2021, we formed several new recruiting partnerships to strengthen access to diverse talent communities, including the Black in Jewelry Coalition, Jopwell and the National Sales Network. We participated in both the Black in Fashion Council and Racial Equality Project benchmarking surveys to uncover opportunities to advance equity. We implemented a diverse slate requirement for all roles director and above requiring at least one underrepresented candidate to be interviewed before filling a role, which has been 100% met to date. In summer 2021, we hosted our first internship class as part of our work to build a diverse talent pipeline, 67% of whom identified as women, and 67% as Black, Indigenous, and people of color ("BIPOC"). We are also investing in the growth and retention of our diverse talent through differentiated leadership development, including by launching a six-month coaching and development pilot for 100 BIPOC women.
In addition, when searching for new directors, our Board actively seeks out women and individuals from minority groups to include in the pool from which our Board nominees are chosen.
Talent Development and Training
We believe that the training and development of our employees is critical to our long-term success. We offer a variety of employee training programs in addition to the DEI programs discussed above, including onboarding, technical skills training, product and services training and managerial soft skills training. These programs include training specific to each of our business functions, enabling us to provide our consignors and buyers with a consistent luxury experience. For example, we support our sales professionals by providing a 10-day virtual onboarding sequence conducted through peer-to-peer, facilitated and self-learning sessions, followed by continuous professional development programs. Our authentication team receives training depending on one of five levels. Entry level authenticators receive approximately 40 hours of training, and our expert authenticators receive additional and ongoing trainings to stay informed on the latest developments in brand authenticity. In 2021, we also delivered a manager development series that was open to all People Managers across the Company, and we offered a leadership development program for selected People Managers at the director and above levels.
Each employee receives training appropriate to the scope and nature of their role. Our FLSA exempt employees receive an annual performance review and our People Managers have quarterly meetings with their employees to address performance and development, as appropriate. As a part of our onboarding program, we have developed an engagement monitoring plan for our employees in the form of personal check-ins and questionnaires.
Health, Safety and Wellness
We are committed to ensuring the health and safety of all employees and require compliance with all applicable local laws and regulations governing working conditions, working hours, fair wages and compensation.
We recognize that in addition to minimizing work-related injuries and illness, a safe and healthy work environment supports employee retention and morale and enhances the quality of products and services. We treat all applicable health and safety regulations as a minimum standard as we are committed to high standards for our working environments that protect the well-being of all employees. We encourage consultation and cooperation between management and employees in developing occupational health and safety mechanisms through ongoing dialogue. We expect senior management to integrate health and safety mechanisms in all business activities and monitor the program’s effectiveness.
In response to the COVID-19 pandemic, we implemented changes that we consider to be in the best interest of our employees, as well as the communities in which we operate, and which comply with government regulations. We have implemented additional safety measures for employees continuing critical on-site work. We believe we have been able to preserve our business continuity without sacrificing our commitment to keeping our employees safe during the COVID-19 pandemic.
Notably, we recognize the importance of supporting our employee overall well-being and invest in programs that support mental and emotional health.
Succession Planning
Succession planning is another critical human capital issue. Our Compensation Committee is responsible for working with our CEO to plan for the succession of our CEO and other senior executive officers, as well as to develop plans for interim or emergency succession for our CEO and other senior executive officers in the event of retirement or an unexpected occurrence.
Evaluations of Our Board, Committees and Directors
Our Board evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by our Corporate Governance Committee. Our Board discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of our Board, of any committee thereof or of the directors.
Code of Ethics and Business Conduct
Our Board has adopted a code of ethics and business conduct (our "Code of Conduct"), which establishes the standards of ethical conduct applicable to all of our directors, officers, employees and senior financial officers. A copy of our Code of Conduct is posted on the investor relations page of our website at investor.therealreal.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Conduct.
Role of Our Board in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Further, our Audit Committee provides oversight and engages with our Chief Information Security Officer regarding cybersecurity issues and risk management. Our Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines and provides oversight of the Company’s policies, programs and initiatives focusing on social responsibility, including environmental, sustainability, social and human rights matters. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

COVID-19
In connection with the onset of the COVID-19 pandemic, our Board has been receiving updates on the Company's management of the COVID-19 crisis and discussing such updates, including with regard to the Company's operations, financial position and liquidity, communications strategy and employee matters, health and safety, among other items.
Cybersecurity
We are committed to respecting and protecting the privacy of our clients. We recognize that our clients have a legitimate expectation of privacy when they do business with us. We deploy considerable resources to protect client data and privacy because our business depends on our clients’ trust.
We do not sell customer data. Our revenue comes from the sale of goods and services, not our customers’ information or advertising. We recognize that there is a cost and risk associated with every piece of data our customers entrust us with, so we take measures to minimize what is collected to only what we need to provide a great experience and meet our legal and regulatory requirements. Our privacy policy details what data we collect on our website and apps and how we use that data in compliance with California Consumer Privacy Act and General Data Protection Regulation.
Our security and privacy protocols integrate technical, administrative, and physical access control measures to protect the confidentiality and integrity of client and company data. We employ privacy and data protection policies and procedures internally and with our third-party vendors and service providers to govern the collection, storage, access, use, and disclosure of information. We review our security plans and strategies as threats and conditions evolve. Our Audit Committee provides oversight and engages with our Chief Information Security Officer regarding cybersecurity issues and risk management.
Current Classified Board and Corporate Governance Roadmap
Current Board Structure
Our Board is divided into three classes of directors that serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
Each director's term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our Charter and Bylaws authorize only our Board to fill any vacancies on our Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors of our Board.
Board Declassification and Supermajority Sunset Commitments
We completed our initial public offering in 2019. For a newly public company such as ours, our Board believes that a classified board structure promotes board continuity and stability, encourages directors to take a long-term perspective and reduces the Company's vulnerability to coercive takeover tactics. However, as our Company matures, our Board recognizes that our corporate governance practices should mature as well.
The Company is committed to creating a roadmap for corporate governance best practices over the next several years. In creating this roadmap, our Board seeks to balance the challenges faced by the Company, in particular as it navigates its path to profitability and continues to face the unpredictable impacts of the COVID-19 pandemic on its business, against the need for the Company to improve its corporate governance practices and eventually achieve best practices.

Following consideration of our current governance structure and strong governance practices, as well as feedback received from our stockholders, and upon the recommendation of our Corporate Governance Committee, our Board has committed to the following next steps for our corporate governance roadmap:
1.Submitting for stockholder vote at its 2024 Annual Meeting a management proposal to amend the Company’s Charter to declassify our Board, which, if approved, would begin the declassification process at the 2025 Annual Meeting; and
2.Submitting for stockholder vote at its 2026 Annual Meeting a management proposal to amend the Company’s Charter to remove supermajority vote requirements.
Our Board has committed to recommending a “FOR” vote for each of the above management proposals. Our Corporate Governance Committee believes that the above steps allow the Company to progress towards corporate governance best practices, while weathering the impacts of the COVID-19 pandemic.
Director Independence
Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”). Under the Nasdaq listing rules, independent directors must comprise a majority of a listed company’s board. In addition, Nasdaq requires that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Our Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board has determined that, with the exception of our CEO, each member of our Board is an “independent director” as defined under the applicable rules and regulations of the SEC and the Nasdaq listing rules. In making these determinations, our Board reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Prohibition on Hedging and Pledging of Company Securities
The Company has a policy that prohibits officers, non-employee directors and employees from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, non-employee directors and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan without the approval of our Board. In 2019, our Board approved the pledge of shares of common stock as collateral to secure personal indebtedness by our CEO. The indebtedness to which this pledge relates contains customary terms and conditions and does not shift or hedge any economic risk or secure a bet against our shares of common stock. As of the date of this proxy statement, Ms. Wainwright has pledged 1,500,000 shares of common stock against this indebtedness, representing 37.85% of her beneficial ownership as of the record date for this proxy statement.

Board Diversity Disclosure
The following sets forth our Board Diversity Disclosure in accordance with Nasdaq Listing Rule 5606(a), as reported by the members of our Board as of March 30, 2022:
Board Diversity Matrix for 2022
Total Number of Directors: 8
(as of March 30, 2022)

	Female	Male	Non-Binary	Did Not Disclose Gender

Part 1: Gender Identity
Directors	5	3	—	—
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	7	—	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Information About Our Executive Officers
The following table sets forth information with respect to our executive officers as of the date of this proxy statement:

Name	Age	Position(s)

Julie Wainwright	65	Chief Executive Officer and Chair of our Board
Rati Sahi Levesque	41	President and Chief Operating Officer
Robert Julian	59	Chief Financial Officer
Todd Suko	55	Chief Legal Officer and Secretary
Additional biographical descriptions of the executive officers are set forth in the text below. A description of the business experience of Julie Wainwright is provided above under the section named “Director Nominees – Class III Directors.”
Rati Sahi Levesque was appointed as our President in February 2021 and has served as our Chief Operating Officer since April 2019. Ms. Levesque served as our Chief Merchant from May 2012 to March 2019 and before that as our Director of Merchandise from May 2011 to May 2012. Prior to joining The RealReal, Ms. Levesque was the owner of Anica Boutique, a clothing boutique, from June 2005 to May 2011. Ms. Levesque holds a B.S. in Business Management Economics from the University of California, Santa Cruz.
Robert Julian has served as our Chief Financial Officer since October 2021. Previously, Mr. Julian served as Chief Financial Officer and Secretary for Sportsman’s Warehouse Holdings, Inc., a position he held since April 2019. Mr. Julian has over 30 years of financial management experience, in both public and private companies, ranging in size from small-cap enterprises to Fortune 100 companies. Prior to Sportsman’s Warehouse, he served as Executive Vice President, Chief Financial Officer and Treasurer for Deluxe Entertainment Services Group from July 2017 to June 2018. Prior to that, Mr. Julian served as Senior Vice President and Chief Financial Officer for Callaway Golf Company from May 2015 to April 2017, and as Executive Vice President and Chief Financial Officer for Lydall Inc. from October 2012 to May 2015. Previously in his career, Mr. Julian held senior financial roles at Rockwell International, Honeywell, Cisco Systems, Fisher Scientific and Legrand S.A. He earned a B.A. Finance, with honors, from Michigan State University, and an MBA Finance from the University of Michigan.
Todd Suko has served as our Chief Legal Officer and Secretary since May 2020. Previously, Mr. Suko served as Chief Financial and Legal Officer at OneMarket Limited from November 2017 to May 2020. Prior to joining OneMarket, Mr. Suko was at Harman International Industries, Inc. from September 2008 to June 2017, where he oversaw all legal affairs in his role as Executive Vice President and General Counsel. Mr. Suko previously served as Vice President, General Counsel and Secretary at UAP Holding Corp. from February 2001 to August 2008, overseeing its environmental health and safety and transportation functions. Earlier, Mr. Suko was in private practice at McKenna & Cuneo, LLP from September 1996 to January 2001. Mr. Suko earned his undergraduate and law degrees from the University of Virginia. He also served as an aviator in the United States Navy and retired as a Commander in the Navy Reserve.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022
Our Board and Audit Committee are asking our stockholders to ratify the appointment by our Audit Committee of KPMG LLP (“KPMG”) as the independent registered public accounting firm to conduct the audit of our financial statements and effectiveness of internal control over financial reporting for the fiscal year ending December 31, 2022. Stockholder ratification of such selection is not required by our Bylaws or any other applicable legal requirement. However, our Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate governance.
In the event our stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to continue to retain KPMG for the fiscal year ending December 31, 2022. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if our Audit Committee believes that such a change should be made.
KPMG has audited our financial statements since 2013. A representative of KPMG is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.
Principal Accountant Fees and Services
We were billed by KPMG for the years ended December 31, 2021 and 2020 as follows:

Years Ended December 31

	2021 ($)	2020 ($)

Audit fees	2,869,650	3,423,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	2,869,650	3,423,000

Audit fees above are professional services associated with the annual audit of our financial statements, review of interim financial statements, and professional consultations with respect to accounting issues directly related to the financial statement audit. There were no Audit-related fees, Tax fees, or All other fees billed by KPMG for the years ended December 31, 2021 and 2020.
Determination of Independence
In considering the nature of the services provided by our independent registered public accounting firm, our Audit Committee determined that such services are compatible with the provision of independent audit services. Our Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.
Additional information concerning our Audit Committee and its activities can be found in the sections named “Board Committees – Audit Committee” and “Report of the Audit Committee.”

Pre-Approval Policy
According to policies adopted by our Audit Committee and ratified by our Board, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by our Audit Committee. Our Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors.
Our Audit Committee approved all services provided by KPMG during the years ended December 31, 2021 and 2020. Our Audit Committee has considered the nature and amount of the fees billed by KPMG and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining KPMG’s independence.
Recommendation of Our Board and Audit Committee
OUR BOARD AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Report of the Audit Committee
The Audit Committee oversees our independent registered public accounting firm and assists our Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.
In fulfilling its oversight responsibilities, the Audit Committee:
•reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2021 with management and KPMG;
•discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;
•received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB; and
•discussed the independence of KPMG with that firm.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board, and our Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. The Audit Committee also appointed KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
Submitted by the Audit Committee of our Board:

Robert Krolik, Chair
Karen Katz
James Miller

PROPOSAL THREE
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with SEC rules, we are providing our stockholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement.
This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives and program, as described in this proxy statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers as disclosed in this proxy statement, including in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of The RealReal, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2022 Annual Meeting, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
This proposal will be decided by a majority of the votes cast. This means that this proposal will be approved on an advisory basis if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. An abstention will not have any effect on the outcome.
As an advisory vote, the result will not be binding on our Board or Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program. Our Board and Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.
Recommendation of Our Board and Compensation Committee
OUR BOARD AND OUR COMPENSATION COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCUSSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The focus of this Compensation Discussion and Analysis (“CD&A”) is on the Company’s compensation philosophies and programs for our named executive officers (our “NEOs”) for 2021:
•Julie Wainwright, Chief Executive Officer and Chair of our Board;
•Rati Sahi Levesque, President and Chief Operating Officer;1
•Robert Julian, Chief Financial Officer;2
•Todd Suko, Chief Legal Officer and Secretary;
•Matt Gustke, former Chief Financial Officer;3 and
•Arnie Katz, former Chief Technology Officer.4

(1)    Ms. Levesque was appointed as our President on February 17, 2021 and has served as our Chief Operating Officer since April 2019.
(2)    Mr. Julian was appointed as our Chief Financial Officer on October 1, 2021.
(3)    Mr. Gustke transitioned from our Chief Financial Officer to an Executive Advisor on October 1, 2021, and his employment with the Company was terminated effective December 31, 2021.
(4)    Mr. Katz joined the Company on January 4, 2021 and served as our Chief Technology Officer until his employment with the Company was terminated effective February 28, 2022.
2021 Financial and Business Highlights
In 2021, we experienced solid financial and operational results, including continued top-line growth and significant operating expense leverage. During 2021:
•We generated gross merchandise value (“GMV”) of $1,482 million, an increase of 50% compared to 2020. Revenue for 2021 was $468 million, an increase of 56% year-over-year.
•We ended 2021 with 797,000 active buyers on a trailing 12-month basis, up 23% compared to the end of 2020, which is a positive indication of continued buyer engagement with our marketplace.
•Our Adjusted EBITDA loss improved both sequentially and on a year-over-year basis to $26.9 million for the fourth quarter of 2021. Adjusted EBITDA loss for full year 2021 was $126.9 million, or 27% of revenue, compared to an Adjusted EBITDA loss of $128.0 million, or 43% of revenue, in 2020.
•We capitalized on technology investments in our operations, including by introducing proprietary diamond measurement equipment, developed in partnership with the University of Arizona, and utilizing proprietary machine learning and artificial intelligence models to predict item authenticity.
2021-2022 Executive Compensation Updates
In alignment with corporate governance best practices and stockholder interests, and in response to feedback we received from our stockholders, the Company introduced significant updates to our executive compensation programs during 2021 and 2022. These updates include:
•Performance-Based Restricted Stock Unit Awards:
◦In 2021, in response to feedback we received from our stockholders, our Compensation Committee discussed and considered granting performance-based long-term incentive awards to our NEOs. However, given the economic uncertainty at the time caused by the COVID-19 pandemic, our Compensation Committee determined to wait until 2022 to reassess this new program.

◦In 2022, the Company introduced performance-based restricted stock unit (“PSUs”) awards under the Company’s long-term incentive program to further align executive compensation with the Company’s financial performance and to promote executive retention. Our Board made its initial grant of PSU awards to our current NEOs and certain other executives. The PSU awards cliff-vest subject to the applicable executive’s continued service and the Company’s performance over a three-year period. Performance is measured based on achievement of GMV and Adjusted EBITDA goals (measured annually from January 1, 2022 through December 31, 2024), and continuous service is required through March 1, 2025.
◦As of the date of this proxy statement, the target value of the PSU awards comprised 50% of the value of the 2022 long-term incentive compensation awards for Mses. Wainwright and Levesque and Mr. Julian, respectively, and 30% of the value of the 2022 long-term incentive compensation awards for Mr. Suko. The remainder of their 2022 long-term incentive compensation awards were granted in the form of time-based restricted stock unit (“RSU”) awards.
◦Consistent with our practice in prior years, our Compensation Committee reviewed Ms. Wainwright’s 2022 total target direct compensation against our compensation peer group (discussed below) and also considered the Company’s performance. Based on this review, our Compensation Committee determined to grant Ms. Wainwright 2022 long-term incentive awards with a lower aggregate target value than Ms. Wainwright’s 2021 long-term incentive award. The new PSU awards did not add any incremental value to Ms. Wainwright’s 2022 total target direct compensation.
◦Our Compensation Committee recognizes that there are several factors driving our business performance and long-term value generation for our stockholders, and considers performance metrics for our NEOs’ incentive compensation holistically. To motivate and award achievement across multiple factors, our Compensation Committee determined to incorporate revenue as one of the Company performance metrics under the 2022 annual bonus program, in addition to Adjusted EBITDA Margin.
•Executive Officer Stock Ownership Policy: In November 2021, in response to feedback we received from our stockholders, our Compensation Committee adopted new stock ownership guidelines that apply to certain executives. Under these guidelines, our CEO must achieve stock ownership of five times her base salary, and our CEO’s direct reports must achieve stock ownership of three times their respective base salaries, in each case, within five years of the later of applicable executive’s start date with the Company or the adoption of this policy.
•Clawback Policy: In November 2021, in response to feedback we received from our stockholders, our Compensation Committee adopted a new clawback policy. This policy permits the Company to seek to recover incentive-based compensation from any current or former officer of the Company (within the meaning of the Exchange Act) for the three-year period preceding the date that the Company announces that it is preparing an accounting restatement due to the Company’s non-compliance with any financial reporting requirement under U.S. federal securities laws, unless due to a change in accounting policy or applicable law.
In 2021, we held our first Say-on-Pay-Frequency vote, and our stockholders voted for the Company to hold a non-binding advisory vote on the compensation of our named executive officers (a “Say-on-Pay” vote) on an annual basis. As a result, we are including our first Say-on-Pay vote in this Proxy Statement. Our Board and Compensation Committee intend to consider the results of the 2022 Say-on-Pay vote, as well as future advisory votes and other stockholder feedback, in evaluating our executive compensation program and making its executive compensation decisions.

Our Executive Compensation Philosophy
Through our pay-for-performance philosophy, our primary objective is to create value for our stockholders on a consistent and long-term basis. Our Compensation Committee believes our executive compensation program is designed to reward our executive team in alignment with our business objectives and long-term stockholder interests. Additionally, as detailed further in the section named “Corporate Governance – Oversight of Environmental, Social and Governance (“ESG”) Initiatives,” we believe it is critical for the interests of our executives to be aligned with our values, which guide how we lead, collaborate and drive results.
We operate a highly complex business in a competitive and rapidly evolving market, and our ability to compete and succeed in our market is directly correlated to our ability to recruit, motivate and retain top talent. Our headquarters are located in the San Francisco Bay Area, where competition for leadership talent is especially intense, and the cost of living is high. To succeed in achieving our business objectives, we are focused on retaining and attracting experienced leaders. Our Compensation Committee balances this focus with our stockholders’ interests to ensure that compensation is tightly correlated to long-term, sustained performance. To accomplish this, we believe our compensation packages must have components that executives can understand, are competitive against alternatives and appropriately reward strong performance.
Our executive compensation policies and practices support good governance and discourage excessive risk-taking. Our Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals. In addition to the policies discussed above, the following is a checklist of our policies and practices:

What We Do	What We Don’t Do

•Pay for performance: A significant portion of NEO compensation is tied to the Company’s financial performance and the performance of the Company’s stock price.
•Multiple performance metrics: The annual cash bonus program and, beginning in 2022, the long-term incentive program use multiple performance metrics. This approach discourages excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of the Company.
•Engagement of independent advisor: Our Compensation Committee directly retains an independent compensation consultant to advise on the Company’s executive compensation program and practices.
•Independent Compensation Committee: Our Compensation Committee consists solely of independent directors.
•"Double trigger” arrangements: The equity awards held by our NEOs require both a change in control of the Company and a qualifying termination of employment for vesting to accelerate.

•No guaranteed bonuses: We do not provide guaranteed bonuses to any of our NEOs.
•No enhanced benefits or excessive perquisites: The Company does not maintain enhanced health benefits for its NEOs and does not permit excessive perquisites.
•No tax gross-ups: No tax gross-ups are paid to cover personal income taxes or excise taxes that pertain to executive or severance payments or benefits.
•No executive retirement plans: We do not offer retirement arrangements for our NEOs that are different from those offered to our other employees.
•No “single trigger” acceleration: We do not provide cash severance or automatic vesting of equity awards based solely upon a change in control of the Company.

Elements of Our 2021 Compensation Program
For 2021, the material elements of our executive compensation program were base salary, annual cash bonuses and long-term incentive compensation in the form of RSU awards. “At risk,” incentive-based compensation in the form of an annual cash bonus and equity-based compensation represents the majority of each NEO’s total target direct compensation mix.

Elements of Pay	Structure	Highlights

Base Salary	•Fixed compensation •Attract and retain NEOs in the short-term	•Established in line with competitive market levels •Aligned to scale, scope and complexity of role

Annual Cash Bonuses	•Incentivize and reward achievement against strategic business goals and objectives in short-term	•Incentive plan funding measured against challenging metrics for GMV and Adjusted EBITDA margin, and quantitative and qualitative individual performance

Long-Term Incentive Compensation	•Attract and retain NEOs in the long-term •Motivate and reward achievement of long-term Company financial and operational goals •Directly align interests with stockholders	•Four-year vesting applies to all RSU awards held by our current NEOs •Granted at competitive market levels

Base Salary
Base salaries provide a level of fixed compensation sufficient to attract and retain a high-performing leadership team, when considered in combination with the other elements of our executive compensation program. The relative levels of base salary for our NEOs are established after considering market-competitive levels and are intended to reflect each NEO’s scope of responsibility.
Annual Cash Bonuses
Annual cash bonuses may be earned by our NEOs under our annual cash bonus program. In support of our “pay-for-performance” philosophy, this program is designed to motivate and reward our NEOs based on their achievement of performance goals established by our Board at the beginning of each fiscal year.
The payment of awards under the 2021 annual cash bonus program was subject to the attainment of financial and individual performance goals. Specifically, 50% of each NEO’s target cash bonus opportunity was based on the attainment of GMV goals, 30% was based on the attainment of Adjusted EBITDA Margin goals, and 20% was based on the attainment of individual performance goals. Achievement of individual performance goals was based on the assessment of each individual’s contributions to achieving our financial, operational and strategic objectives objectives established for the fiscal year.
Long-Term Incentive Compensation
Equity awards under our long-term incentive program are a key element of our executive compensation program, which is designed to align the interests of our NEOs with the long-term interests of our stockholders and to motivate our NEOs to achieve our long-term business objectives. A significant portion of the total target direct compensation of each NEO is provided in the form of RSU awards vesting over four years, the value of which fluctuates directly with our stock price performance. As discussed above, in 2022 we introduced PSU awards to further align our NEOs’ interests with the Company’s long-term goals and objectives.

2021 Compensation Decisions
Executive Pay Mix
For 2021, a significant portion of our NEO compensation consisted of variable, “at-risk” compensation and long-term incentive compensation. Approximately 92% of our CEO’s total target direct compensation was comprised of variable compensation elements, and approximately 90% of our other NEOs’ total target direct compensation, on average, was comprised of variable compensation elements, as summarized below:
Base Salary
In February 2021, our Compensation Committee reviewed the annual base salaries of our existing NEOs after considering a competitive market analysis prepared by its independent compensation consultant, Compensia. Our Compensation Committee relied primarily on compensation peer group data drawn from peer company proxy statements, and in cases where this peer group data was limited for a particular NEO position, custom compensation survey data was used to supplement the peer group data, as necessary. In addition, our Compensation Committee considered each NEO’s roles and responsibilities with the Company, including Ms. Levesque’s appointment to President. Overall, base salaries were found to be in the bottom quartile of the competitive market, and our Board and Compensation Committee determined that the base salary increases set forth below were appropriate to more closely align our existing NEOs’ base salaries with the external competitive market data. These base salary increases were effective on February 22, 2021.
In connection with Mr. Julian’s appointment as our Chief Financial Officer on October 1, 2021 and Mr. Katz’s appointment as our Chief Technology Officer on January 4, 2021, our Compensation Committee set their initial base salaries as $425,000 and $325,000, respectively. The base salaries were determined following our Compensation Committee’s review of competitive market data prepared by Compensia, through arms-length negotiations with each NEO and after careful consideration of each NEO’s expected roles and responsibilities with the Company.

Prior to these increases, other than in connection with new hires and promotions (and a planned salary increase that was rescinded after one pay period due to COVID-19), our NEOs have not received base salary increases since 2018. A summary of our NEOs’ 2020 and 2021 base salaries is set forth below:

NEO	2020 Base Salary ($)	2021 Base Salary ($)	Percentage Increase

Julie Wainwright	365,000	400,000	10%
Rati Sahi Levesque[1]	325,000	375,000	15%
Robert Julian[2]	N/A	425,000	N/A
Todd Suko[2]	325,000	325,000	N/A
Matt Gustke	325,000	370,000	14%
Arnie Katz[2]	N/A	$325,00	N/A

(1)    Ms. Levesque’s salary increase was made in connection with her appointment as the Company’s President on February 17, 2021.
(2)    Messrs. Julian, Suko and Katz joined the Company in October 2021, May 2020 and January 2021, respectively.
Annual Cash Bonuses
2021 Target Cash Bonus Opportunities
In February 2021, our Compensation Committee reviewed the target annual cash bonus opportunities of our existing NEOs after considering a competitive market analysis prepared by Compensia. Similar to its review of base salary materials, our Compensation Committee relied primarily on compensation peer group data drawn from peer company proxy statements, and in cases where this peer group data was limited for a particular NEO position, custom compensation survey data was used to supplement the peer group data, as necessary. In addition, our Compensation Committee considered each NEO’s roles and responsibilities with the Company, including Ms. Levesque’s appointment to President.

In connection with Mr. Julian’s appointment as our Chief Financial Officer on October 1, 2021 and Mr. Katz’s appointment as our Chief Technology Officer on January 4, 2021, our Compensation Committee set their target annual cash bonus opportunities as 50% and 40%, respectively. As with base salaries, these targets were determined following our Compensation Committee’s review of competitive market data prepared by Compensia. Mr. Julian’s and Mr. Katz’s 2021 target annual cash bonus opportunities were prorated based on the number of days each NEO was employed by us in 2021.

These target annual cash bonus opportunities were expressed as a percentage of base salary, as follows:

NEO	2021 Target Bonus as Percentage of Base Salary

Julie Wainwright	50%
Rati Sahi Levesque[1]	50%
Robert Julian[2]	50%
Todd Suko	40%
Matt Gustke	40%
Arnie Katz[2]	40%

(1)    Ms. Levesque’s target annual cash bonus opportunity was determined in connection with her appointment as the Company’s President on February 17, 2021.
(2)    Messrs. Julian’s and Katz’s 2021 target annual cash bonus opportunities were prorated based on the number of days each NEO was employed by the Company in 2021.

The 2021 annual cash bonus opportunities for our NEOs were based on the following metrics:

Metric	Percentage of Bonus Opportunity	Description

GMV	50%	GMV represents the total amount paid for goods across our online marketplace in a given period. We believe this is an important measure of the scale and growth of our online marketplace and a key indicator of the health of our consignor ecosystem. We monitor trends in GMV to inform budgeting and operational decisions to support and promote growth in our business and to monitor our success in adapting our business to meet the needs of our consignors and buyers.
Adjusted EBITDA Margin	30%	Adjusted EBITDA Margin is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA Margin facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA Margin is calculated by dividing the non-GAAP measure of Adjusted EBITDA by total revenue (as discussed below).
Individual Goals	20%	Individual performance goals were established for each NEO based on key objectives in support of the Company’s strategic goals.
Our NEOs were eligible to earn 0% to 150% of their 2021 target annual cash bonus opportunities with respect to the GMV and Adjusted EBITDA Margin metrics, as follows (subject to straight-line interpolation for performance achievement between threshold and max):

Metric	< Threshold (0% Payment)	Threshold (50% Payment)	Target (100% Payment)	Stretch (125% Payment)	Max or > (150% Payment)

GMV	< $1,434,000	$1,434,000	$1,509,000	$1,547,000	$1,585,000 or >
Adjusted EBITDA Margin	< 19.7%	-19.7%	17.7%	-15.7%	-13.7% or >
Attainment of individual performance metrics accounted for the remaining 20% of our NEOs’ target annual cash bonus opportunities. These goals are established for each NEO and are evaluated by the CEO, who makes a recommendation to our Compensation Committee for all NEOs other than the CEO. Our Compensation Committee recommends the CEO’s achievement against individual performance metrics to our Board for its ultimate approval.
2021 Annual Cash Bonus Achievement
In February 2022, our Board certified the following performance results for 2021, which resulted in a payment of 61% of the target annual cash bonus opportunities for Mses. Wainwright and Levesque and Messrs. Julian, Suko and Gustke:

Metric	2021 Results	Percentage Payment by Metric

GMV	$1,482,000	82%
Adjusted EBITDA Margin[1]	-27.0%	0%
Individual Goals[2]	Target	100%
Total Payment Percentage2 3		61%

(1)    With respect to the non-GAAP measure of Adjusted EBITDA Margin, reference is made to the “Adjusted EBITDA Reconciliation” under Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2021. Adjusted EBITDA Margin was calculated by dividing Adjusted EBITDA by total revenue, each as reported under Item 7 of such Annual Report on Form 10-K.

(2)    The results of Mr. Katz’s individual performance goals were 0% and, as a result, his total payment percentage was 41%.
(3)    The total payment percentage reflects weighting of the three bonus metrics (50% GMV, 30% Adjusted EBITDA Margin and 20% Individual Goals).
As a result, our NEOs received the following bonus payments in respect of 2021, which were paid in March 2022 following our Board’s certification of the performance results:

NEO	Total 2021 Bonus Payment ($)

Julie Wainwright	120,725
Rati Sahi Levesque	112,435
Robert Julian[1]	32,470
Todd Suko	79,456
Matt Gustke[1]	88,899
Arnie Katz[1]	53,011

(1)    Messrs. Julian’s and Katz’s 2021 annual cash bonus payments were prorated based on the number of days each NEO was employed by the Company in 2021. Mr. Gustke’s 2021 annual cash bonus payment was made in March 2022 pursuant to the terms of his Transition and Separation Agreement, as described below.
Long-Term Incentive Compensation
Our Philosophy
A significant portion of our NEOs’ total target direct compensation is delivered through equity awards granted under the Company’s 2019 Equity Incentive Plan. This plan was designed to assist the Company in attracting, retaining and motivating executive officers and other key employees, and to align the interests of the officers and other key employees with those of our stockholders. In 2021, long-term incentive compensation was provided in the form of RSU awards. Each unit granted pursuant to an RSU award represents a contingent right to receive one share of our common stock for each unit that vests. Our Compensation Committee believes that RSU awards appropriately manage dilution to existing stockholders and align our NEOs’ interests with long-term stockholder value creation because the RSU awards become more valuable as our stock price increases. As discussed above, in 2022, our Compensation Committee introduced PSUs to further align executive interests with long-term Company performance.

2021 RSU Awards to Existing NEOs
Our Compensation Committee typically grants RSU awards to our NEOs and other senior executives in the first fiscal quarter each year. At its February 2021 meeting, our Compensation Committee reviewed the value of annual RSU awards for each NEO after considering a competitive market analysis prepared by Compensia, along with other factors that included the value of outstanding and unvested equity awards for each NEO and internal leveling among other executive officers. Together with the base salary increases described above, the 2021 RSU awards placed each existing NEO’s total target direct compensation between the 25th and the 60th percentile as compared to the total target direct compensation of our compensation peer group at the time of our Compensation Committee’s review, supplemented by custom compensation survey data in cases where peer group data were limited for a particular NEO position.
On March 13, 2021, our Board or Compensation Committee (as applicable) granted RSUs to Mses. Wainwright and Levesque and Messrs. Suko and Gustke. These awards were annual grants, which vest in 16 substantially equal quarterly installments, subject to the applicable NEO’s continuous service as of each vesting date and subject to acceleration upon certain events. In December 2021, our Compensation Committee worked with Compensia to review the value of our senior executives’ unvested equity awards relative to other employees. Our Compensation Committee also considered recent changes in the responsibilities of our senior executives, including the fact that Ms. Levesque began to lead the sales team in

2021 due to an internal restructuring. To achieve parity, and in recognition of their significant responsibilities, our Compensation Committee granted additional RSU awards to Ms. Levesque and Mr. Suko in December 2021, which each vest in 16 substantially equal quarterly installments, subject to the applicable NEO’s continuous service as of each vesting date and subject to acceleration upon certain events.
2021 RSU Awards to New Hires
In connection with his appointment as our Chief Financial Officer on October 1, 2021, on November 3, 2021, our Compensation Committee granted Mr. Julian a new hire award in the form of 575,000 RSUs, which vests 35% on the first anniversary of the vesting commencement date and in 12 substantially equal quarterly installments thereafter, subject to Mr. Julian’s continuous service as of each vesting date and subject to acceleration upon certain events. For more information on our Compensation Committee’s decision to grant this award, please see the section below named “Our New Chief Financial Officer.”
In connection with his appointment as our Chief Technology Officer on January 4, 2021, on February 17, 2021, our Compensation Committee granted Mr. Katz a new hire award in the form of 225,000 total RSUs, which was divided into two separate grants: (a) 200,000 RSUs, which vest 25% on the first anniversary of the vesting commencement date and in 12 substantially equal quarterly installments thereafter, and (b) 25,000 RSUs, which vest in four substantially equal quarterly installments following the vesting commencement date, in each case, subject to Mr. Katz’s continuous service as of each vesting date and subject to acceleration upon certain events.
The following table sets forth the number of units and the grant date fair value of the RSU awards granted to our NEOs during 2021:

Named Executive Officer	Total Number of RSUs (#)	Grant Date Fair Value of RSUs ($)

Julie Wainwright	192,460	4,468,921
Rati Sahi Levesque[1]	232,948	3,846,366
Robert Julian	575,000	7,308,250
Todd Suko[2]	101,281	1,414,130
Matt Gustke[3]	57,740	1,340,723
Arnie Katz3 4	225,000	6,464,250

(1)    Comprised of two RSU awards: 96,230 RSUs granted on March 13, 2021 (with a grant date fair value of $2,234,461) and 136,718 RSUs granted on December 13, 2021 (with a grant date fair value of $1,611,905).
(2)    Comprised of two RSU awards: 19,250 RSUs granted on March 13, 2021 (with a grant date fair value of $446,985) and 82,031 RSUs granted on December 13, 2021 (with a grant date fair value of $967,145).
(3)     The unvested portions of the 2021 RSU awards granted to Messrs. Gustke and Katz were forfeited upon their respective termination dates.
(4)     Comprised of two RSU awards, both granted on February 17, 2021: 200,000 RSUs (with a grant date fair value of $5,746,000) and 25,000 RSUs (with a grant date fair value of $718,250).
Other Benefits and Perquisites
We maintain a qualified Section 401(k) retirement savings plan, which allows participants to defer 0% to 100% of their cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. We may make discretionary matching and profit-sharing contributions to the plan. In 2021, we matched up to 25% of employee elective deferrals under our 401(k) savings plan, up to a maximum of $1,000 per employee, and did not make any profit-sharing contributions. Participants are always vested in their contributions to the plan, and participants vest in their Company matching and profit-sharing contributions under a one-year to four-year graded vesting schedule. The Company does not maintain enhanced health benefits for its executives. In addition, the Company does not permit excessive perquisites.

Our New Chief Financial Officer
In connection with his appointment as our Chief Financial Officer on October 1, 2021, our Compensation Committee discussed the various elements of Mr. Julian’s new hire compensation package. Our Compensation Committee considered the competitiveness of the offer, the highly competitive market for this role, the timeliness of the appointment given Mr. Gustke’s impending departure on December 31, 2021, the high cost of living in the San Francisco Bay Area, and the value of the equity awards that Mr. Julian would be forfeiting upon leaving his previous employer. In its deliberations, our Compensation Committee worked closely with Compensia to understand current market practice in similar situations, including among companies in our compensation peer group. After significant deliberation and arms-length negotiations, the Company and Mr. Julian entered into an Offer Letter, dated as of September 15, 2021, which sets forth his initial base salary, target annual cash bonus opportunity, a recommendation to our Compensation Committee for the grant of a long-term incentive compensation award in the form of RSUs (as described above), employee benefits according to our applicable Company policy and benefit plans and certain one-time bonuses.
Pursuant to his Offer Letter with the Company, Mr. Julian was entitled to receive (a) a one-time relocation bonus of $500,000, payable within the first regularly scheduled payroll date within 30 days of his start date, and (b) a one-time sign-on bonus of $1,000,000, payable in four equal quarterly installments during the 12-month period following his start date, subject to his continued employment with the Company through each payment date. The relocation bonus ($500,000) and the first quarterly installment of Mr. Julian’s sign-on bonus ($250,000) are reflected in the Summary Compensation Table under the “Bonus” column. If Mr. Julian resigns from the Company or is terminated by the Company for “cause” (as defined in the Offer Letter), (i) prior to October 1, 2022, he is required to repay the Company the entire relocation bonus and any paid portion of the sign-on bonus and (ii) between October 1, 2022 and October 1, 2023, he is required to repay the Company one-half of the sign-on bonus.
Our Compensation Process
Role of Our Compensation Committee
Our Compensation Committee meets regularly with management and in executive session without members of management present to make decisions on our executive compensation programs and on the compensation of our CEO and other executives. In making executive compensation decisions, our Compensation Committee reviews a variety of market data and information, including Company, compensation peer group, and relevant industry information, and considers the recommendations of its independent compensation consultant, Compensia. The chair of our Compensation Committee reports the actions of our Compensation Committee to our Board at each regular meeting. With respect to our CEO’s compensation, our Compensation Committee makes recommendations to the independent members of our Board for their review and approval.
Our Compensation Committee’s responsibilities include, among other things, reviewing and approving (or making recommendations to our Board, as applicable):
•overall compensation strategy;
•amounts and form of executive compensation, including base salary, annual cash bonuses and long-term incentive compensation;
•goals and objectives to be considered in determining the compensation of the CEO and other NEOs;
•annual and long-term incentive plans and benefit plans;
•Board compensation for the non-employee members of our Board;
•annual proxy disclosure and CD&A disclosure; and
•our compensation peer group.

Compensation Peer Group
Our Compensation Committee has established a compensation peer group that it uses as a reference in understanding the market competitiveness of our executive compensation programs. Our Compensation Committee evaluates this peer group on an annual basis to ensure that the companies selected remain appropriate.
The following companies comprised our compensation peer group for 2021:

2021 Compensation Peer Group

Appian	Box	Eventbrite	Everquote
Cars.com	Etsy	Grubhub	LendingClub
Revolve Group, Inc.	Glu Mobile	Shutterstock	Stamps.com
Quotent Technology	Redfin	TrueCar	Upwork
Stitch Fix	Magnite	CarGurus
The following guiding criteria was used in establishing our compensation peer group:

Industry	•Internet and direct marketing retail •Interactive media and services; software •Other industry connected to retail, or consumer discretionary, with a focus on internet and direct marketing.

Revenue	•Prior four quarter revenue in range of 0.5x to 2.0x to the Company

Market Capitalization	•Market capitalization range of 0.25x to 4.0x to the Company

Geography	•Companies who may compete for executive talent in the San Francisco Bay Area
For executive positions where our compensation peer group data is limited, our Compensation Committee also reviewed an evenly-weighted blend of our compensation peer group data and supplemental market data from Radford composed of participating peer companies and relevant industries.
Role of the Independent Compensation Consultant
Since 2019, Compensia has been engaged as the independent compensation consultant of our Compensation Committee. Our Compensation Committee has analyzed under the applicable SEC rules and the relevant Nasdaq listing standards whether the work of Compensia as a compensation consultant raises any conflict of interest and has determined that the work of Compensia has not created any conflict of interest.
Compensia reviews and advises on all principal aspects of our executive compensation program. Its main responsibilities include:
•providing independent advice to our Compensation Committee on current trends and best practices in compensation design and program alternatives, and advising on plans or practices that may improve the effectiveness of our compensation program;
•providing and discussing compensation peer group and broad compensation survey data for competitive comparisons and, based on this information, preparing independent analyses on NEO compensation, including the CEO and newly hired executives;
•reviewing our equity plan and assessing total share usage relative to our peers;

•reviewing the CD&A and other compensation-related disclosures in our proxy statements;
•offering recommendations, insights and perspectives on compensation-related matters; and
•assisting our Compensation Committee in designing executive compensation programs that are competitive and align the interests of our executives with those of our stockholders.
Role of Management
Our CEO is present at Compensation Committee meetings, except when our Compensation Committee is in executive session or when her own compensation is being discussed. With regard to executive compensation, our CEO provides her evaluation of each NEO’s performance to our Compensation Committee and makes recommendations with respect to base salary, target annual cash bonus opportunities and long-term incentive compensation for each of her direct reports. These recommendations are made after considering competitive market data drawn from our compensation peer group and other relevant sources, as well as each executive’s responsibilities and impact to the organization. While these recommendations are considered by our Compensation Committee, the members of our Compensation Committee make their own determinations in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive and exercise of business judgment.
Employment, Severance and Change in Control Agreements
The Company has not entered into formal employment agreements with any of our NEOs. In May 2021, our Board approved a form severance and change in control agreement for our executives, which each of our NEOs has entered into (or, in the case of Mr. Gustke, a Transition and Separation Agreement). For a description of these agreements, please see the section named “Compensation Tables – Potential Payments Upon Termination or a Change in Control.”
Clawback Policy
In November 2021, our Compensation Committee adopted a clawback policy that covers each current or former officer, as defined by Section 16 of the Exchange Act (each a “Covered Officer”). The clawback policy allows the Company to seek to recover, at the direction of our Compensation Committee, incentive-based compensation from a Covered Officer for the three-year period preceding the date that the Company announces that it is preparing an accounting restatement due to the Company’s non-compliance with any financial reporting requirement under U.S. federal securities laws (unless due to a change in accounting policy or applicable law).
Incentive-based compensation includes bonuses, awards or grants of cash or equity under any of the Company’s short- or long-term incentive compensation or bonus plans, in each instance where the bonuses, awards or grants were based in whole or in part on the achievement of financial results. The recovery of an amount under this clawback policy may include, at our Compensation Committee’s sole discretion, the cancellation of equity-based awards.

Report of the Compensation, Diversity and Inclusion Committee
The Compensation Committee has reviewed and discussed the CD&A with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to our Board that the CD&A be included in this Proxy Statement.
The Compensation, Diversity and Inclusion Committee
Caretha Coleman (Chair)    Chip Baird    Niki Leondakis

COMPENSATION TABLES
2021 Summary Compensation Table
The following table provides information on the compensation of our NEOs for services performed in each of the last three fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)

Julie Wainwright Chief Executive Officer and Chair of Board	2021	394,616	—	4,468,921	—	120,725	1,000	4,985,262
	2020	365,769	—	4,878,042	—	—	1,000	5,244,042
	2019	365,000	—	2,479,000	2,018,998	107,675	1,000	4,971,673

Rati Sahi Levesque President and Chief Operating Officer	2021	367,308	—	3,846,366	—	112,435	1,000	4,327,109
	2020	325,385	—	1,951,217	—	—	1,000	2,277,602
	2019	316,923	—	991,600	807,597	89,700	1,000	2,206,820

Robert Julian(7) Chief Financial Officer	2021	99,712	750,000	7,308,250	—	32,470	123	8,190,309
	2020	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—

Todd Suko Chief Legal Officer and Secretary	2021	325,000		1,414,130	—	79,456	1,000	1,819,586
	2020	213,750		3,333,000	—	—	1,000	3,547,750
	2019	—		—	—	—	—	—

Matt Gustke(8) Former Chief Financial Officer	2021	370,192		1,340,723	—	—	293,700	2,093,514
	2020	325,385		1,465,950	—	—	1,000	1,792,335
	2019	325,000		495,800	403,804	76,700	1,000	1,302,403

Arnie Katz(9) Former Chief Technology Officer	2021	318,750		6,464,250	—	53,011	1,000	6,837,011
	2020	—		—	—	—	—	—
	2019	—		—	—	—	—	—

(1)    Amounts reported in this column reflect the base salaries earned during the applicable year.
(2)    Amounts reported in this column reflect cash bonuses earned during the applicable year, as discussed in footnote (7).
(3)    Amounts reported in this column reflect the aggregate grant date fair value of RSU awards granted in 2021, 2020 and 2019, computed in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”), and excluding estimated forfeitures, based on the Company’s stock price on the date of grant.
(4)    Amounts reported in this column reflect the aggregate grant date fair value of stock options granted in 2021, 2020 and 2019, computed in accordance with ASC Topic 718 and excluding estimated forfeitures. See Note 10 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022 for a discussion of the relevant assumptions used in calculating these amounts.
(5)    Amounts reported in this column represent the payments earned under our annual cash bonus program for the applicable year.
(6)    Amounts reported in this column reflect (a) Section 401(k) matching contributions earned by each NEO (equal to $1,000 for each NEO, other than Mr. Julian who earned $123 in matching contributions in 2021) and (b) the value of severance earned by Mr. Gustke in connection with the termination of his employment on December 31, 2021 pursuant to the Transition and Separation Agreement entered into between the Company and Mr. Gustke, dated as of August 6, 2021, as discussed in footnote (8).
(7)    Mr. Julian commenced employment with the Company on October 1, 2021. His annual base salary and target annual cash bonus opportunity for 2021 were prorated based on the number of days he was employed by the Company during 2021. In connection with the commencement of his employment, pursuant to the terms of his Offer Letter, Mr. Julian was entitled to receive (a) a $500,000 relocation bonus, payable within the first 30 days of his start date with the Company (which was earned in 2021), and (b) a $1,000,000 sign-on bonus, payable in four quarterly installments over the first 12 months of employment (of which $250,000 was earned in 2021), in each case, subject to Mr. Julian’s continued employment through each applicable payment date and certain repayment conditions. These bonus payments are reflected under “Bonus” for 2021.
(8)    Mr. Gustke transitioned from the Company’s Chief Financial Officer to an Executive Advisor on October 1, 2021, and his employment with the Company was terminated effective December 31, 2021. In connection with the termination of his employment, pursuant to the terms of his Transition and Separation Agreement, Mr. Gustke received (a) one-half of his annual base salary ($185,000), (b) a six-month COBRA subsidy ($18,801), and (c) his 2021 annual cash bonus based on actual performance ($88,899), each payable as a lump-sum. These severance payments are reflected under “All Other Compensation” for 2021.
(9)    Mr. Katz commenced employment with the Company on January 4, 2021, and his employment with the Company was terminated effective February 28, 2022. His annual base salary and target annual cash bonus opportunity for 2021 were prorated based on the number of days he was employed by the Company during 2021.

2021 Grants of Plan-Based Awards Table
The following table provides information on plan-based awards made in 2021 to each of our NEOs:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All other stock awards: Number of shares of stock or units (#)(2)	Grant date fair value of stock and option awards ($)(3)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Julie Wainwright	Cash Bonus	—	98,761	197,521	296,282	—	—
	RSU	3/13/2021	—	—	—	192,460	4,468,921
Rati Sahi Levesque	Cash Bonus	—	91,979	183,958	275,937	—	—
	RSU	3/13/2021	—	—	—	96,230	2,234,461
	RSU	12/13/2021	—	—	—	136,718	1,611,905
Robert Julian	Cash Bonus	—	26,563	53,125	79,688	—	—
	RSU	11/3/2021	—	—	—	575,000	7,308,250
Todd Suko	Cash Bonus	—	65,000	130,000	195,000	—	—
	RSU	3/13/2021	—	—	—	19,250	446,985
	RSU	12/13/2021	—	—	—	82,031	967,145
Matt Gustke	Cash Bonus	—	72,725	145,450	218,175	—	—
	RSU	3/13/2021	—	—	—	57,740	1,340,723
Arnie Katz	Cash Bonus	—	64,459	128,917	193,376	—	—
	RSU	2/17/2021	—	—	—	200,000	5,746,000
	RSU	2/17/2021	—	—	—	25,000	718,250

(1)    These columns represent the potential awards under our annual cash bonus program for 2021, as further discussed in the section named “Compensation Discussion and Analysis – 2021 Compensation Decisions – Annual Cash Bonuses.” Messrs. Julian’s and Katz’s potential awards under our annual cash program plan were pro-rated based on their start dates with the Company on October 1, 2021 and January 4, 2021, respectively. The payments our NEOs earned under our annual cash bonus program for 2021 are reflected in the 2021 Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2021.
(2)    Each RSU award was granted under our 2019 Equity Incentive Plan and (other than Mr. Julian’s RSU award and and Mr. Katz’s RSU awards) vests in 16 equal installments on a quarterly basis following the vesting commencement date. Mr. Julian’s RSU award vests 35% on the first anniversary of the vesting commencement date and in 12 equal installments on a quarterly basis thereafter. Mr. Katz’s award of 200,000 RSUs vests 25% on the first anniversary of the vesting commencement date and in 12 equal installments on a quarterly basis thereafter, and his award of 25,000 RSUs vests in four substantially equal installments on a quarterly basis following the vesting commencement date. Vesting will occur only if the NEO is continuously employed by the Company or one of its subsidiaries through each vesting date, except that a portion of the RSU award may vest in the event of a qualifying termination that occurs in the change of control context. See the section named “Potential Payments Upon Termination or Change in Control.”
(3)    This column represents the aggregate grant date fair value of RSU awards granted to the NEOs computed in accordance with ASC Topic 718 and excluding estimated forfeitures. The grant date fair value for RSU awards granted in 2021 was determined using the closing price of the Company’s common stock on the grant date multiplied by the number of shares subject to the award. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by our NEOs.

2021 Outstanding Equity Awards at Fiscal Year End Table
The following table presents information regarding the outstanding stock options and RSU awards held by each of our NEOs as of December 31, 2021.

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)

Julie Wainwright	3/27/2014	3/14/2014	624,250	—	0.90	3/27/2024	—	—
	2/19/2015	2/19/2015	792,361	—	1.74	2/19/2015	—	—
	12/17/2015	12/17/2015	50,000	—	3.48	12/17/2015	—	—
	2/16/2017	2/16/2017	250,000	—	2.56	2/16/2027	—	—
	7/22/2019(2)	8/20/2019	102,272	79,546	24.79	7/22/2029	—	—
	7/22/2019(2)	8/20/2019	—	—	—	—	43,750	507,938
	2/20/2020(2)	2/20/2020	—	—	—	—	175,891	2,042,095
	3/13/2021(2)	2/20/2021	—	—	—	—	156,374	1,815,502

Rati Sahi Levesque	2/19/2015	2/19/2015	94,905	—	1.74	2/19/2025	—	—
	12/17/2015	12/17/2015	36,119	—	3.48	12/17/2025	—	—
	2/16/2017	2/16/2017	35,799	—	2.56	2/16/2027	—	—
	12/5/2018(3)	12/5/2018	42,358	31,250	7.64	12/5/2028	—	—
	7/22/2019(2)	8/20/2019	33,182	31,819	24.79	7/22/2029	—	—
	7/22/2019(2)	8/20/2019	—	—	—	—	17,500	203,175
	2/20/2020(2)	2/20/2020	—	—	—	—	70,357	816,845
	3/13/2021(2)	2/20/2021	—	—	—	—	78,187	907,751
	12/13/2021(2)	11/20/2021	—	—	—	—	136,718	1,587,296

Robert Julian	11/3/2021(4)	10/1/2021	—	—	—	—	575,000	6,675,750

Todd Suko	5/5/2020(5)	—	—	—	—	—	171,875	1,995,469
	3/13/2021(2)	2/20/2021	—	—	—	—	15,641	181,592
	12/13/2021(2)	11/20/2021	—	—	—	—	82,031	952,380

Matt Gustke	5/31/2013	4/3/2013	143,821	—	0.78	5/31/2023	—	—
	3/27/2014	3/14/2014	75,000	—	0.90	3/27/2024	—	—
	2/19/2015	2/19/2015	60,017	—	1.74	2/19/2025	—	—
	12/17/2015	12/17/2015	67,499	—	3.48	12/17/2025	—	—
	2/16/2017	2/16/2017	46,844	—	2.56	2/16/2027	—	—
	12/5/2018(3)	12/5/2018	56,250	—	7.64	12/5/2028	—	—
	7/22/2019(2)	8/20/2019	20,454	—	24.79	8/20/2029	—	—

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)

	7/22/2019(2)	8/20/2019	—	—	—	—	—	—
	4/24/2020(2)	2/20/20	—	—	—	—	—	—
	3/13/2021(2)	2/20/2021	—	—	—	—	—	—

Arnie Katz	2/17/2021(5)	2/20/2021	—	—	—	—	200,000	2,322,000
	2/17/2021(6)	2/20/2021	—	—	—	—	6,250	72,563

(1)    The market value of shares of stock or units that have not vested reflects a stock price of $11.61, our closing stock price on December 31, 2021.
(2)    This award vests in 16 equal quarterly installments, subject to the NEO’s continuous employment through the applicable vesting date.
(3)    This award vests in 48 equal installments beginning on the one-month anniversary of the vesting commencement date and for each subsequent month of continuous employment.
(4)    This award vests 35% on the first anniversary of the vesting commencement date and in 12 equal quarterly installments thereafter, subject to the named executive officer’s continuous employment through the applicable vesting date.
(5)    This award vests 25% on the first anniversary of the vesting commencement date and in 12 equal quarterly installments thereafter, subject to the named executive officer’s continuous employment through the applicable vesting date.
(6)    This award vests in four equal quarterly installments, subject to the NEO’s continuous employment through the applicable vesting date.

2021 Option Exercises and Stock Vested Table
The following table sets forth the number of shares of the Company’s common stock acquired by our NEOs through stock option exercises and the vesting of RSU awards during 2021. In addition, the table presents the value realized upon such exercises or vesting, as calculated, in the case of stock options, based on the difference between the closing price of the Company’s common stock on the date of exercise (or, in the event the date of exercise occurs on a holiday or weekend, the closing price of the Company’s common stock on the immediately preceding trading day) and the option exercise price and, in the case of RSU awards, based on the closing price per share of the Company’s common stock on the vesting date (or, in the event the vesting date occurs on a holiday or weekend, the closing price of the Company’s common stock on the immediately preceding trading day).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Julie Wainwright	—	—	139,260	2,417,902
Rati Sahi Levesque	207,928	4,608,263	59,312	1,019,244
Robert Julian	—	—	—	—
Todd Suko	—	—	106,734	1,597,775
Matt Gustke	7,500	142,575	52,076	991,422
Arnie Katz	—	—	18,750	270,688

Potential Payments Upon Termination or Change in Control
Severance and Change in Control Agreements
As noted above, in May 2021, our Board approved a form severance and change in control agreement for our executives. Each of our NEOs has entered into this form agreement, other than Mr. Gustke who entered into a Transition and Separation Agreement instead, as discussed below. All severance payments and benefits described hereunder are subject to the applicable NEO’s execution and non-revocation of a release of claims in favor of the Company. The severance and change in control agreements have a three-year term, subject to automatic one-year renewal periods unless the Company provides at least 60 days of advance notice of its intention to terminate the applicable agreement.
Qualifying Termination During the Change in Control Protection Period
If the employment of an NEO is terminated by the Company without “cause” or the NEO resigns from the Company with “good reason,” in either case, during the three-month period preceding or the 12-month period following a “change in control” of the Company (referred to as the “change in control protection period”) (each term, as defined in the form severance and change in control agreement), the NEO would be entitled to the following payments and benefits:

Component	Benefits

Salary Benefit	1.5 times base salary (CEO) or 1.0 times base salary (other NEOs), payable in a lump sum
Bonus
1.0 times target annual cash bonus opportunity plus a prorated portion of the target annual cash bonus opportunity (prorated based on the number of days elapsed in the calendar year as of the termination date), payable in a lump sum

Equity	Full acceleration of all outstanding and unvested equity awards
Health Benefits	COBRA subsidy for 18 months (CEO) or 12 months (other NEOs), payable in a lump sum
Qualifying Termination Outside of the Change in Control Protection Period
If the employment of an NEO is terminated by the Company without cause or the NEO resigns from the Company with good reason, in either case, outside of the change in control protection period, the NEO would be entitled to the following payments and benefits:

Component	Benefits

Salary Benefit	1.0 times base salary (CEO) or 0.5 times base salary (other NEOs), payable in a lump sum
Bonus	N/A
Equity	N/A
Health Benefits	COBRA subsidy for 12 months (CEO) or 6 months (other NEOs), payable in a lump sum
Our Former Chief Financial Officer
On May 6, 2021, the Company announced that our former Chief Financial Officer Mr. Gustke would leave the Company at the end of 2021. In order to ensure continuity between Mr. Gustke and his successor, the Company entered into a Transition and Separation Agreement with Mr. Gustke on August 6, 2021 relating to the termination of his employment on December 31, 2021. Pursuant to the terms of this agreement, Mr. Gustke remained our Chief Financial Officer until Mr. Julian’s appointment on October 1, 2021. From October 1, 2021 to December 31, 2021, Mr. Gustke served as an Executive Advisor to the Company and continued to receive the base salary and other benefits to which he was entitled immediately prior to this transition.

Upon his termination, and subject to his execution and non-revocation of a release of claims in favor of the Company, Mr. Gustke was entitled to the severance benefits described above under the severance and change in control agreement for qualifying terminations that occur outside of the change in control protection period. In addition, he was entitled to receive his annual cash bonus in respect of 2021 (based on actual performance), subject to his continued employment through December 31, 2021 and payable at the time that annual bonuses are typically paid (but in no event later than March 15, 2021).
Our Former Chief Technology Officer
The employment of our former Chief Technology Officer Arnie Katz was terminated effective February 28, 2022. The termination was amicable, and Mr. Katz was entitled to the severance benefits described above under the severance and change in control agreement for qualifying terminations that occur outside of the change in control protection period.
Potential Payments Table
The tables below reflect the value of compensation and benefits that would become payable to each of our NEOs under his or her severance and change in control agreement (or, in the case of Mr. Gustke, his Transition and Separation Agreement) if, on December 31, 2021, (a) with respect to the first table, a change in control occurred and the NEO experienced a qualifying termination of employment or (b) with respect to the second table, the NEO experienced a qualifying termination of employment. A qualifying termination of employment generally refers to the NEO’s termination of employment by the Company without “cause” or the NEO’s resignation with “good reason” (each, as defined in the applicable agreement) and does not include death, disability or retirement. Our NEOs are not entitled to severance, or any other benefits, if they experience a non-qualifying termination.
The amounts below are based on the NEO’s outstanding and unvested equity awards as of December 31, 2021 and the Company’s closing stock price of $11.61 on such date.
Qualifying Termination and Change in Control

Name	Cash Severance ($)(1)	Benefit Continuation ($)(2)	Options ($)(3)	RSUs ($)(4)	Total ($)

Julie Wainwright	997,521	12,291	—	4,365,534	5,375,346
Rati Sahi Levesque	746,458	1,871	124,063	3,515,067	4,387,459
Robert Julian	690,625	24,142	—	6,675,750	7,390,583
Todd Suko	585,000	24,142	—	3,129,441	3,738,583
Matt Gustke	—	—	—	—	—
Arnie Katz	583,917	25,624	—	2,394,563	3,004,104

(1)    Represents 1.5 times base salary for Ms. Wainwright and 1.0 times base salary for our other NEOs, 1.0 times the 2021 target annual cash bonus opportunity, and a pro-rated portion of the 2021 target annual cash bonus opportunity (assuming 100% of days worked during 2021 for Mses. Wainwright and Levesque and Mr. Suko and prorated for Messrs. Julian and Katz based on their 2021 start dates).
(2)    For Ms. Wainwright, represents an 18-month COBRA subsidy. For Ms. Levesque and Messrs. Julian, Suko and Katz, represents a 12-month COBRA subsidy.
(3)    For Mses. Wainwright and Levesque, represents full acceleration of unvested stock options. Ms. Wainright’s unvested stock options as of December 31, 2021 have an exercise price that is greater than the closing stock price as of such date and, as a result, are not ascribed any value. Messrs. Julian, Suko and Katz did not hold any stock options as of December 31, 2021.
(4)    For Mses. Wainwright and Levesque and Messrs. Julian, Suko and Katz, represents full acceleration of unvested RSUs.

Qualifying Termination

Name	Cash Severance ($)(1)	Benefit Continuation ($)(2)	Options ($)	RSUs ($)	Total ($)

Julie Wainwright	400,000	8,194	—	—	408,194
Rati Sahi Levesque	187,500	935	—	—	188,435
Robert Julian	212,500	12,071	—	—	224,571
Todd Suko	162,500	12,071	—	—	174,571
Matt Gustke(3)	273,899	18,801	—	—	292,700
Arnie Katz	162,500	12,812	—	—	175,312

(1)    Represents 1.0 base salary for Ms. Wainwright and 0.5 times base salary for our other NEOs. For Mr. Gustke, also includes the 2021 target annual cash bonus opportunity he received pursuant to the terms of his Transition and Separation Agreement.
(2)    Represents a 12-month COBRA subsidy for Ms. Wainwright and a six-month COBRA subsidy for our other NEOs.
(3)    As described above, Mr. Gustke’s employment terminated effective December 31, 2021. As permitted by SEC guidance, the amounts shown are the actual amounts Mr. Gustke received upon his termination pursuant to his Transition and Separation Agreement.

CEO Pay Ratio
Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee and the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our CEO (‘‘CEO Pay Ratio’’). The following CEO Pay Ratio disclosure for 2021 is the Company’s reasonable, good faith estimate calculated in accordance with the requirements of Item 402(u) of Regulation S-K and Section 952(6) of the Dodd-Frank Act and may not be comparable to the pay ratio disclosures of other companies.
To identify our median employee, we chose December 31, 2021 as the measurement date. As of such date, the Company had 3,355 employees, all of which were employed in the United States. We included all full-time and part-time employees and excluded our CEO, Ms. Wainwright, and all independent contractors and leased employees.
As permitted under the SEC rules, we then calculated the total cash compensation for all employees who were active employees as of the measurement date using their gross compensation stated on their 2021 Form W-2, annualizing total cash compensation for any employee that commenced employment during 2021. Using this annual cash compensation data, we identified the median employee. Once the median employee was identified, the annual total compensation of this employee was calculated in accordance with the requirements of the “Total Compensation” column of the Summary Compensation Table.
For 2021, the median of the annual total compensation of our employees (other than Ms. Wainwright) was $46,767, and the annual total compensation of Ms. Wainwright, as reported in the “Total Compensation” column of the 2021 Summary Compensation Table included in this proxy statement, was $4,985,262. Based on this information, the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all employees was 107:1.

DIRECTOR COMPENSATION
Our non-employee director compensation program aims to align our non-employee directors’ interests with the long-term interests of our stockholders and to recognize the substantial investment of time and expertise necessary for our directors to discharge their duties to oversee the Company’s affairs. The focus of this section is on the Company’s compensation philosophies and programs for our non-employee directors in 2021.
Director Compensation Highlights
•Fees for committee chair service to differentiate individual pay based on workload
•Emphasis on equity in the overall compensation mix
•Full-value equity awards under a fixed-value annual grant policy, subject to time-based vesting
•No performance-based equity awards to discourage excessive risk-taking
•Robust stock ownership guidelines set at five times the annual cash retainer to support stockholder alignment
•Stockholder-approved limit of $1,000,000 on the total value of cash and equity compensation that may be granted to a non-employee director each fiscal year
•Prohibition on hedging and pledging by our non-employee directors
•No additional compensation paid to employee directors for director service
Director Compensation Program
On August 4, 2020, our Board approved our non-employee director compensation program, with assistance from our independent compensation consultant, Compensia. Under this program, our non-employee directors are each entitled to receive an annual cash retainer and an annual RSU award, which cliff-vests after approximately one year of service. Chairs of committees are entitled to receive additional cash retainers in light of their increased responsibilities and workloads. Cash retainers and initial equity awards are prorated for partial years of service.
During 2021, our non-employee director compensation program consisted of the following compensation elements:

Component	Description

Annual Board Service Retainer	•$35,000 in cash •Payable in equal quarterly installments in arrears and prorated for any partial quarter or year of service

Committee Chair Retainers
•Audit	•$20,000 in cash
•Compensation, Diversity & Inclusion	•$14,000 in cash
•Corporate Governance & Nominating	•$8,000 in cash
•Committee chair retainers are payable in equal quarterly installments in arrears and prorated for any partial quarter or year of service

Component	Description

Annual Equity Award
•On or about the annual meeting of the Company’s stockholders, non-employee directors receive an annual award of RSUs in the value of $165,000, which vests on the earlier of (a) the first anniversary of the grant date of such award or (b) the date immediately preceding the next annual meeting of Company’s stockholders, subject to the non-employee director’s continued service through the applicable vesting date
•Initial equity awards are prorated for any partial year of service

Stock Ownership Guidelines
•Each non-employee director is expected to own shares valued at five times the annual Board service retainer fees
•Shares underlying RSU awards held by the non- employee directors (whether or not vested) will be counted toward satisfaction of the guidelines
•Ownership levels must be achieved within five years from the date upon which an individual becomes a non-employee director
•In the event that the annual retainer fee is increased, directors will have one year to meet the new ownership guidelines

2021 Director Compensation Table
The following table sets provides information on the compensation of our non-employee directors for 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Chip Baird(2)	43,000	120,039	163,039
Caretha Coleman(2)(3)	40,692	120,039	160,731
Emma Grede(4)	35,000	296,510	331,510
Karen Katz(5)	30,379	174,579	204,958
Robert Krolik(2)	55,000	120,039	175,039
Michael Kumin(6)	28,942	—	28,942
Niki Leondakis(2)	35,000	120,039	155,039
Carol Melton(2)	35,000	120,039	155,039
James Miller(2)	35,000	120,039	155,039

(1)    Amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value of the RSU awards granted in 2021, computed in accordance with ASC Topic 718 and excluding estimated forfeitures.
(2)    The number of units subject to the RSU award reported in the “Stock Awards” column was calculated by dividing $165,000 by $18.16, which was the 30-day average stock price for the Company’s common stock ending on the date of the Company’s 2021 Annual Meeting of Stockholders held on June 15, 2021.
(3)    Cash fees reflect proration in light of Ms. Coleman’s appointment as chair of our Compensation Committee on August 4, 2021.
(4)    Amounts reported in the “Stock Awards” column reflect two RSU awards granted on April 29, 2021 and September 13, 2021 for the prorated value of Ms. Grede’s 2020-2021 Board service award ($104,500) and the value of Ms. Grede’s 2021-2022 Board service award ($165,000), respectively. The number of units subject to the April 29, 2021 RSU award was calculated by dividing $104,500 by $15.07, which was the 30-day average stock price for the Company’s common stock ending on the date Ms. Grede was appointed to our Board. The number of units subject to the September 13, 2021 RSU award was calculated by dividing $165,000 by $18.16, which was the 30-day average stock price for the Company’s common stock ending on the date of the Company’s 2021 Annual Meeting of Stockholders held on June 15, 2021. Ms. Grede’s outstanding RSU awards were forfeited upon her resignation from our Board on February 8, 2022.

(5)    Cash fees reflect proration in light of Ms. Katz’s appointment to our Board on February 17, 2021. Amounts reported in the “Stock Awards” column reflect two RSU awards granted on April 29, 2021 and September 13, 2021 for the prorated value of Ms. Katz’s 2020-2021 Board service award ($54,542) and the value of Ms. Katz’s 2021-2022 Board service award ($165,000), respectively. The number of units subject to the April 29, 2021 RSU award was calculated by dividing $54,542 by $25.45, which was the 30-day average stock price for the Company’s common stock ending on the date Ms. Katz was appointed to our Board. The number of units subject to the September 13, 2021 RSU award was calculated by dividing $165,000 by $18.16, which was the 30-day average stock price for the Company’s common stock ending on the date of Company’s 2021 Annual Meeting of Stockholders held on June 15, 2021.
(6)    Cash fees reflect proration in light of Mr. Kumin’s resignation from our Board on August 3, 2021. Mr. Kumin was not granted any RSU awards in 2021.
The following table sets forth the aggregate number of outstanding shares of the Company’s common stock underlying stock options and RSU awards held by each non-employee director as of December 31, 2021:

Name	Options	RSUs

Chip Baird	—	9,087
Caretha Coleman	—	9,087
Emma Grede	—	9,087
Karen Katz	—	9,087
Robert Krolik	20,000	9,087
Michael Kumin	—	—
Niki Leondakis	20,000	9,087
Carol Melton	—	9,087
James Miller	20,000	9,087
No Hedging or Pledging
The Company has a policy that prohibits our non-employee directors from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Non-employee directors of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan without the approval of our Board.
2022 Director Compensation
Our Compensation Committee periodically reviews our non-employee director compensation and may recommend changes to the full Board, who determines the compensation of directors. Changes to non-employee director compensation will generally be made to ensure that compensation levels are market-competitive and that the compensation structure supports our business objectives, aligns with the interests of stockholders, reflects competitive best practice and is cost-and-tax-effective. As of the date of this proxy statement, no changes have been made to the director compensation program for 2022.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2021 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

	A	B	C

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)

Equity Compensation Plans Approved by Security Holders	12,311,366(1)	5.19(2)	9,920,661(3)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	12,311,366	5.19	9,920,661

(1)    Includes 4,131,423 shares issuable pursuant to outstanding stock options and 8,179,943 shares issuable pursuant to outstanding RSU awards under our 2019 Equity Incentive Plan and 2011 Equity Incentive Plan.
(2)    Only option awards were used in computing the weighted-average exercise price.
(3)    Includes 3,210,985 shares available for issuance under our Employee Stock Purchase Plan (“ESPP”). The ESPP provides the opportunity for eligible employees to acquire shares of our common stock at a 15% discount.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the executive officer and director compensation arrangements discussed in this proxy statement, we describe below the transactions since January 1, 2021 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Investors’ Rights Agreement
We are party to an investors’ rights agreement, dated as of March 22, 2019 (“IRA”), between us and the holders of certain registrable securities which provides, among other things, that certain holders of our capital stock, including entities affiliated with PWP Growth Equity, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Chip Baird, a current member of our Board, is affiliated with PWP Growth Equity. Julie Wainwright, our CEO and Chair of our Board, is a party to the IRA. Rita Sahi, the mother of Rati Sahi Levesque, one of our executive officers, is also a party to the IRA.
Indemnification of Directors and Executive Officers
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware General Corporation Law (“DGCL”). Subject to very limited exceptions, our Bylaws also require us to advance expenses incurred by our directors and executive officers.
Policies and Procedures for Related Party Transactions
Our Audit Committee has the primary responsibility for the review, approval and oversight of any “related party transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We have adopted a written related party transaction policy. Under our related party transaction policy, our management is required to submit any related person transaction not previously approved or ratified by our Audit Committee to our Audit Committee. In approving or rejecting the proposed transactions, our Audit Committee takes into account all of the relevant facts and circumstances available.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information relating to the beneficial ownership of our common stock as of April 18, 2022, referred to in the table below as the “Beneficial Ownership Date”:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares;
•each of our directors;
•each of our NEOs; and
•all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to stock options that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date and any RSU awards that will become vested within 60 days of the Beneficial Ownership Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 94,364,272 shares of our common stock outstanding as of the Beneficial Ownership Date.
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o The RealReal, Inc., 55 Francisco Street, Suite 600, San Francisco, California 94133.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned

Directors and Named Executive Officers:
Julie Wainwright(2)	3,962,597	4.12%
Chip Baird(3)	7,489,212	7.94%
Caretha Coleman(4)	19,441	*
Karen Katz(5)	11,230	*
Robert Krolik(6)	34,036	*
Niki Leondakis(7)	34,857	*
Carol Melton(8)	19,441	*
James Miller(9)	34,857	*
Rati Sahi Levesque(10)†	596,981	*
Robert Julian(11)†	2,328	*
Todd Suko(12) †	85,730	*
Matt Gustke(13)	343,359	*
Arnie Katz(14)	—	*
All executive officers and directors as a group (13 persons)(15)	12,634,069	13.06%

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned

5% Stockholders:
FMR LLC(16)	9,279,284	9.83%
Entities affiliated with GreyLion Capital(17)	7,469,771	7.92%
The Vanguard Group(18)	7,225,739	7.66%
BlackRock, Inc.(19)	6,005,789	6.36%
Entities affiliated with Woodson Capital(20)	5,198,141	5.51%

•Indicates beneficial ownership of 1% or less of the outstanding shares of our common stock.
†     Excludes shares of common stock that will be purchased under the Company’s Employee Stock Purchase Plan on May 14, 2022 as the amounts of such shares are not yet determinable.
(1)    Shares shown in this table include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)    Consists of (a) 2,069,196 shares of common stock held by Julie Wainwright, including 1,500,000 shares of common stock pledged as collateral to secure certain personal indebtedness, (b) 1,841,610 shares of common stock issuable upon exercise of stock options held by Ms. Wainwright that are vested and exercisable as of the Beneficial Ownership Date or will become vested and exercisable within 60 days of such date, and (c) RSUs for 51,791 shares of common stock held by Ms. Wainwright that will vest within 60 days of the Beneficial Ownership Date.
(3)    Consists (a) 10,354 shares of common stock held by Chip Baird, (b) RSUs for 9,087 shares of common stock held by Mr. Baird that will vest within 60 days of the Beneficial Ownership Date, and (c) 7,469,771 shares of common stock beneficially owned by entities affiliated with GreyLion Capital LP, formerly Perella Weinberg Partners Capital Management LP, as described in footnote (17). Mr. Baird is the Co-Founder and Managing Partner of GreyLion Capital, LP and disclaims beneficial ownership of the shares of common stock listed in footnote (17) within the meaning of Rule 16a-1(a)(2) promulgated pursuant to the Exchange Act, except to the extent of his proportionate pecuniary interest therein, if any. The address for Mr. Baird is 900 Third Avenue, 23rd Floor, New York, NY 10022.
(4)    Consists of (a) 10,354 shares of common stock held by Caretha Coleman and (b) RSUs for 9,087 shares of common stock held by Ms. Coleman that will become vested within 60 days of the Beneficial Ownership Date.
(5)    Consists of (a) 2,143 shares of common stock held by Karen Katz and (b) RSUs for 9,087 shares of common stock held by Ms. Katz that will become vested within 60 days of the Beneficial Ownership Date.
(6)    Consists of (a) 8,283 shares of common stock held by Rob Krolik, (b) 16,666 shares of common stock issuable upon exercise of stock options held by Mr. Krolik that are vested and exercisable as of the Beneficial Ownership Date or will become vested and exercisable within 60 days of such date, and (c) RSUs for 9,087 shares of common stock held by Mr. Krolik that will become vested within 60 days of the Beneficial Ownership Date.
(7)    Consists of (a) 10,354 shares of common stock held by Niki Leondakis, (b) 15,416 shares of common stock issuable upon exercise of stock options held by Ms. Leondakis that are vested and exercisable as of the Beneficial Ownership Date or will become vested and exercisable within 60 days of such date and (b) RSUs for 9,087 shares of common stock held by Ms. Leondakis that will become vested within 60 days of the Beneficial Ownership Date.
(8)    Consists of (a) 10,354 shares of common stock held by Carol Melton and (b) RSUs for 9,087 shares of common stock held by Ms. Melton that will become vested within 60 days of the Beneficial Ownership Date.
(9)    Consists of (a) 10,354 shares of common stock held by James Miller, (b) 15,416 shares of common stock issuable upon exercise of stock options held by Mr. Miller that are vested and exercisable as of the Beneficial Ownership Date or will become vested and exercisable within 60 days of such date, and (c) RSUs for 9,087 shares of common stock held by Mr. Miller that will vest within 60 days of the Beneficial Ownership Date.
(10)    Consists of (a) 295,713 shares of common stock held by Rati Sahi Levesque, (b) 267,079 shares of common stock issuable upon exercise of stock options held by Ms. Levesque that are vested and exercisable as of the Beneficial Ownership Date or will become vested and exercisable within 60 days of such date, and (c) RSUs for 34,189 shares of common stock held by Ms. Levesque that will vest within 60 days of the Beneficial Ownership Date.
(11)    Consists of RSUs for 2,328 shares of common stock held by Robert Julian that will become vested within 60 days of the Beneficial Ownership Date. Mr. Julian joined the Company on October 1, 2021.
(12)    Consists of (a) 55,693 shares of common stock held by Todd Suko and (b) RSUs for 30,037 shares of common stock held by Mr. Suko that will become vested within 60 days of the Beneficial Ownership Date.
(13)    Consists of 343,459 shares of common stock held by Matt Gustke. Mr. Gustke’s employment with the Company terminated effective December 31, 2021.
(14)    Mr. Katz’s employment with the Company terminated effective February 28, 2022.
(15)    Consists of (a) 10,295,928 shares of common stock beneficially owned by our directors and executive officers, (b) 2,156,187 shares of common stock issuable upon exercise of stock options held by our directors and executive officers that are vested and exercisable as of the Beneficial Ownership Date or will become vested and exercisable within 60 days of such date, and (c) RSUs for 181,954 shares of common stock held by our directors and executive officers that will vest within 60 days of the Beneficial Ownership Date.

(16)    As reported in a statement on Schedule 13G/A filed with the SEC on February 9, 2022, FMR LLC reported, as of December 31, 2020, sole voting power over 2,086,639 shares of our Common Stock and sole dispositive power over 9,279,284 shares of our Common Stock. Pursuant to Item 3 classification, the following entities beneficially own shares of common stock: FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC and Strategic Advisers LLC. Abigail P. Johnson is a Director, the Chairman and Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The Schedule 13G reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”). The Schedule 13G does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with SEC Release No. 34-39538 (January 12, 1998). The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(17)    As reported in a statement on Schedule 13G/A filed with the SEC on February 14, 2022. The Reporting Persons are (i) PWP Growth Equity Fund II LP, (ii) PWP Growth Equity Fund II B LP, (iii) GreyLion Capital LP, (iv) GreyLion Capital GP LLC, (v) David Ferguson and (vi) Gilbert Baird. PWP Growth Equity Fund II LP and PWP Growth Equity Fund II B LP (collectively the “Funds”) acquired the shares of our Common Stock reported in the Schedule 13G in private placements prior to our initial public offering, as reported in the Form 4s filed by the Funds on July 2, 2019. On June 15, 2020, the Funds spun off from Perella Weinberg Partners Capital Management LP and their affiliates and, as a result of the spin-off and the separation agreement signed in connection therewith, investing, management and voting control over the shares of our Common Stock transferred to GreyLion Capital LP (the “Separation”). As reported in the Schedule 13G/A, as of February 14, 2022, 5,785,182 shares of our Common Stock were held of record by PWP Growth Equity Fund II LP, 1,665,148 shares of our Common Stock were held of record by PWP Growth Equity Fund II B LP, and RSUs for 9,087 shares of common stock held by Chip Baird. In connection with the Separation, sole voting, management and investment control was delegated to GreyLion Capital LP (together with its affiliates, “GreyLion”). GreyLion Capital GP LLC is the general partner of GreyLion Capital LP. David Ferguson and Gilbert Baird are members of the GreyLion investment committee, and in such capacities control voting and investment decisions related to the shares reported herein. The address of the Reporting Persons is c/o GreyLion Capital, 900 Third Avenue, 23rd Floor, New York, NY 10022.
(18)    As reported in a statement on Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group (“Vanguard”) on behalf of itself and its subsidiaries, Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. Vanguard reported that as of December 31, 2021, it had shared voting power with respect to 153,015 shares of our Common Stock, sole dispositive power with respect to 7,013,212 shares of our Common Stock and shared dispositive power with respect to 212,527 shares of our Common Stock. The address of each of the foregoing is 100 Vanguard Blvd., Malvern, PA 19355.
(19)    As reported in a statement on Schedule 13G/A filed with the SEC on March 11, 2022 by BlackRock, Inc. (“BlackRock”) on behalf of itself and its wholly owned subsidiaries, BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Fund Advisors and BlackRock Fund Managers Ltd. BlackRock reported that as of December 31, 2021, it had sole voting power with respect to 5,840,728 shares of our Common Stock and sole dispositive power with respect to 6,005,789 shares of our Common Stock, and that the shares are beneficially owned by BlackRock and its wholly owned subsidiaries identified above. The address of each of the foregoing is 55 East 52nd Street, New York, NY 10055.
(20)    As reported in a statement on Schedule 13G/A filed with the SEC on February 16, 2021. The Reporting Persons are (i) Woodson Capital Master Fund, LP, a Cayman Islands exempted company (“Woodson Master”), with respect to the shares of our Common Stock held by it; (ii) Woodson Capital General Partner, LLC, a Delaware limited liability company and the general partner of Woodson Master (the “Fund General Partner”), with respect to the shares of our Common Stock held by Woodson Master and other private funds; (iii) Woodson Capital Management, LP, a Delaware limited partnership and the investment manager of Woodson Master (the “Investment Manager”), with respect to the shares of our Common Stock held by Woodson Master and other private funds; (iv) Woodson Capital GP, LLC, a Delaware limited liability company and the general partner of the Investment Manager (the “Investment Manager General Partner”), with respect to the shares of our Common Stock held by Woodson Master and other private funds; and (v) James Woodson Davis, a United States citizen and the sole managing member of the Investment Manager General Partner (“Woodson”), with respect to the shares of our Common Stock held by Woodson Master and other private funds. Woodson Master reported that as of December 31, 2021, it had shared voting and dispositive power with respect to 5,198,141 shares of our Common Stock; and each of the Fund General Partner, the Investment Manager, the Investment Manager General Partner and Woodson reported that as of December 31, 2020, they had shared voting and dispositive power with respect to 5,571,428 shares of our Common Stock. The address of (i) all of the Reporting Persons other than Woodson Master is 101 Park Avenue, 48th Floor, New York, New York, 10178; and (ii) Woodson Master is Maples Corporate Services Limited, Ugland House Grand Cayman, KY1-1104 Cayman Islands.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC. We believe that our directors, executive officers, and beneficial owners of more than 10% of our common stock complied with all applicable Section 16(a) filing requirements during 2021, except for Form 4s filed late due to an inadvertent administrative oversight (a) on February 25, 2021 for Mr. Katz with regard to an award of restricted stock units granted by the Company, (b) on July 22, 2021 for Ms. Suko with regard to a sale of shares of our common stock, (c) on June 29, 2021 for Mr. Gustke with regard to a stock option exercise and sale, and (d) on December 7, 2021 for Mr. Krolik with regard to a sale of shares of our common stock. In making this statement, we have relied upon a review of Section 16(a) reports filed with the SEC and the written representations of our directors, executive officers and beneficial owners of more than 10% of our common stock.

QUESTIONS AND ANSWERS
THE INFORMATION PROVIDED IN THE “QUESTIONS AND ANSWERS” FORMAT BELOW IS FOR YOUR CONVENIENCE AND INCLUDES ONLY A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD READ THIS ENTIRE PROXY STATEMENT CAREFULLY.
How do I attend the Annual Meeting?
Our Board considers the appropriate format for our annual meeting of stockholders on an annual basis. This year, we took into account the unprecedented impact of the COVID-19 pandemic, which has heightened public health and travel concerns for in-person annual meetings. We also continue to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and our Company.
Accordingly, the Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/real2022. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. There is no physical location for the Annual Meeting.
What proposals will be voted on at the Annual Meeting?
Stockholders will vote on three proposals at the Annual Meeting:
•the election of three Class III directors named in this proxy statement;
•the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•the approval, on an advisory basis, of the compensation of our named executive officers.
We will also consider other business, if any, that properly comes before the Annual Meeting.
How does the Board recommend that stockholders vote on the proposals?
Our Board recommends that stockholders vote “FOR” the election of the three Class III directors, vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and the approval, on an advisory basis, of the compensation of our named executive officers.
What happens if other business not discussed in this proxy statement comes before the Annual Meeting?
The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the Annual Meeting and is proper under our Charter, Bylaws, and the DGCL, the Company representatives will use their discretion in casting all of the votes that they are entitled to cast.
Why am I receiving these materials?
We are distributing our proxy materials because our Board is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.
Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
Who is entitled to vote?
The record date for the Annual Meeting is the close of business on April 18, 2022. As of the record date, 94,364,272 shares of common stock, par value $0.00001 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.
How can I vote my shares?
Voting on the Internet
You can vote your shares via the Internet by following the instructions in your proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. The Internet voting procedures are designed to authenticate your identity, allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to complete and mail a proxy card or attend the Annual Meeting to have your vote count. We encourage you to vote your shares via the Internet in advance of the Annual Meeting even if you plan to attend the Annual Meeting.
Voting by Mail
You can vote your shares by mail by requesting a printed copy of the proxy materials sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card. By signing and returning the proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the Annual Meeting in the manner you indicate. If you request a printed copy of the proxy materials, we encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting.
Voting by Telephone
You can vote your shares by telephone. Instructions are included on your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. If you vote by telephone, you do not need to complete and mail your proxy card or attend the Annual Meeting to have your vote count.
What if I am not the stockholder of record?
If you are a holder of record of shares of common stock of the Company, you may direct your vote as instructed above.
If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote by signing, dating and mailing your voting instruction card. Internet or telephonic voting may also be available. Please see your voting instruction card provided by your broker, bank or other nominee for further details.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:
•delivering to the attention of the Corporate Secretary at The RealReal, Inc., 55 Francisco Street, Suite 600, San Francisco, California 94133, a written notice of revocation of your proxy;
•delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or

•attending the Annual Meeting and voting your shares electronically. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee.
What is a broker non-vote?
Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Two). The election of the three Class III directors (Proposal One) and the advisory vote to approve the compensation of our named executive officers (Proposal Three) are non-routine matters.
A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal Two, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposal One, Proposal Three, or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.
What constitutes a quorum?
The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the Annual Meeting. Stockholders participating in the virtual meeting are considered to be attending the meeting “in person.” Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
What vote is required to approve each matter to be considered at the Annual Meeting?
Proposal One: Election of the three Class III Directors Named in this Proxy Statement.
Our Bylaws provide for a plurality voting standard for the election of directors. This means that the director nominee with the most votes for a particular seat is elected for that seat. An abstention or a broker non-vote on Proposal One will not have any effect on the election of the directors.
Proposal Two: Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022.
The affirmative vote of the majority of our shares of common stock at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal Two. An abstention on Proposal Two will have the same effect as a vote “AGAINST” Proposal Two. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Two.
Proposal Three: Advisory Vote to Approve the Compensation of Our Named Executive Officers.
The affirmative vote of the majority of our shares of common stock at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal Three. An abstention or a broker non-vote on Proposal Three will not have any effect on the advisory vote.

What is the deadline for submitting a proxy?
To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by 8:59 p.m. Pacific Time on the day before the Annual Meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the Annual Meeting.
What does it mean if I receive more than one Internet Notice or proxy card?
If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every Internet Notice or proxy card that you receive.
How will my shares be voted if I return a blank proxy card or a blank voting instruction card?
If you are a holder of record of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:
•“FOR” the election of the three Class III nominees for director named in this proxy statement;
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.
If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:
•will be counted as present for purposes of establishing a quorum;
•will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Two); and
•will not be counted in connection with the election of the three Class III directors named in this proxy statement (Proposal One), the advisory vote to approve the compensation of our named executive officers (Proposal Three), or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results.
Our Board knows of no matter to be presented at the Annual Meeting other than Proposals One, Two and Three. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.
Who is making this solicitation and who will pay the expenses?
This proxy solicitation is being made on behalf of our Board. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.
Will a stockholder list be available for inspection?
A list of stockholders entitled to vote at the Annual Meeting will be available to stockholders of record during the Annual Meeting on the virtual meeting website and, to all stockholders of the Company for 10 days prior to the Annual Meeting, at The RealReal, Inc., 55 Francisco Street, Suite 600, San Francisco, California 94133,

between the hours of 9:00 a.m. and 5:00 p.m. Pacific Time. If you would like to schedule an appointment to examine the stockholder list during this period, please email our Corporate Secretary at ir@therealreal.com.
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.
If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or writing to 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, and an additional copy of proxy materials will be promptly delivered to you. Similarly, if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.
How can I find out the results of the voting at the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.
When are stockholder proposals due for next year’s annual meeting of the stockholders?
Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our Charter, our Bylaws, and the rules established by the SEC.
Under Rule 14a-8 of the Exchange Act, if you want us to include a proposal in the proxy materials for our 2023 annual meeting of stockholders, we must receive the proposal at our executive offices at 55 Francisco Street, Suite 600, San Francisco, California 94133, no later than December 30, 2022.
Pursuant to our Bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than February 15, 2023 and no later than March 17, 2023 and must otherwise comply with the requirements set forth in our Bylaws. Any proposal or nomination should be addressed to the attention of our Corporate Secretary, and we suggest that it be sent by certified mail, return receipt requested.
Whom can I contact for further information?
If you would like additional copies, without charge, of this proxy statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our Corporate Secretary at 55 Francisco Street, Suite 600, San Francisco, California 94133 or by telephone at (855) 435-5893.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file electronically with the SEC our annual, quarterly and current reports, proxy statements and other information. We make available on the investor relations page of our website at investor.therealreal.com, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through any website referenced throughout this proxy statement is not incorporated into, and is not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.
You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 29, 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.
FORM 10-K
We will make available, on or about May 2, 2022, the proxy materials, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, at www.proxyvote.com. We will also make available, solely for your reference and by courtesy, our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 on the investor relations page of our website at investor.therealreal.com.
We will also provide, free of charge, to each person to any stockholder of record or beneficial owner of our common stock as of the record date, upon the written or oral request of any such persons, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the SEC. Requests for such copies should be addressed to our Corporate Secretary at the address below:
The RealReal, Inc.
55 Francisco Street, Suite 600
San Francisco, California 94133
Attention: Corporate Secretary
Telephone: (855) 435-5893
Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

OTHER MATTERS
We have no knowledge of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, our representatives will have the discretion to vote as they see fit unless directed otherwise.
If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 8:59 P.M. PDT on June 14, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/real2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 8:59 P.M. PDT on June 14, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D83008-P67810

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE REALREAL, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Chip Baird
02) James Miller
03) Julie Wainwright

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D83009-P67810

THE REALREAL, INC.
Annual Meeting of Stockholders
June 15, 2022 9:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Julie Wainwright, Robert Julian and Todd Suko, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE REALREAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 15, 2022, via webcast at www.virtualshareholdermeeting.com/real2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side